Exhibit 10.9

MULTI-TENANT

OFFICE LEASE (FSG)

PARK PLACE I

Irvine, California

LANDLORD:

LBA IV-PPI, LLC,

a Delaware limited liability company

TENANT:

ALTERYX, INC.,

a Delaware corporation

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EXHIBITS:

Exhibit A	Premises Floor Plan
Exhibit B	Park Place Project Site Plan
Exhibit C	Work Letter
Exhibit D	Notice of Lease Term Dates
Exhibit E	Estoppel Certificate
Exhibit F	Rules and Regulations
Exhibit G	Parking Rules and Regulations
Exhibit H	Letter of Credit
Exhibit I	Intentionally Omitted
Exhibit J	San Joaquin Marsh Information
Exhibit K	Transportation Management Plan

RIDERS:

Rider No. 1	Extension Option
Rider No. 2	Fair Market Rental Rate

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PARK PLACE, IRVINE, CALIFORNIA

THIS LEASE, entered into as of this 7 day of December, 2015 for reference purposes only, is by and between LBA IV-PPI, LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”).

ARTICLE 1 - LEASE SUMMARY AND PROJECT SPECIFIC PROVISIONS

1.1	Landlord’s Address:	LBA IV-PPI, LLC c/o LBA Realty [Address] Attn: General Manager – Park Place Telephone: [Phone Number] E-mail: [Email Address]

	With copies to:	LBA Realty 3347 Michelson Drive, Suite 200 Irvine, California 92612 Attn: SVP - Operations Telephone: [Phone Number] E-mail: [Email Address]

	For payment of Rent:	LBA IV-PPI, LLC File #[File Number] Los Angeles, California 90074-9365

1.2	Tenant’s Address:	Alteryx, Inc. 230 Commerce, Suite 250 Irvine, CA 92602 Attn: [Name] Telephone: [Phone Number] E-mail: [Email Address]

After Commencement Date: Premises Address

	Tenant Billing Address:	SAME AS ABOVE

1.3             Building; Facility; Site; Project: The Building commonly known as 3345 Michelson Drive, Irvine, California. The Building, together with all other buildings, improvements and facilities, now or subsequently located upon the land (the “Site”) underlying the buildings located at 3333-3355 Michelson Drive, Irvine, California and commonly known as Park Place I, as such area may be expanded or reduced from time to time, is referred to herein as the “Facility” or “PP-I”. The Facility is depicted as the outlined area on the Park Place Project site plan attached hereto as Exhibit B (the “Site Plan”). The Facility is part of a mixed-use commercial development owned by Landlord and other parties commonly known as Park Place and depicted on the Site Plan (the “Project”). Landlord and Tenant stipulate and agree that the Facility contains approximately 1,870,104 rentable square feet in the aggregate (Tower 203,972 usable square feet [3333 Michelson Drive] and 239,588 rentable square feet; Atrium/Concourse 1,431,185 usable square feet [3337-3355 Michelson Drive] and 1,630,516 rentable square feet; approximately 1,636,893 usable square feet total) and the Project contains approximately 3,667,494 usable square feet presently consisting of the Facility, the 3121 Michelson Drive office building (“3121 Michelson”) presently containing approximately 136,303 usable square feet (149,111 rentable square feet), the 3161 Michelson office building (“3161 Michelson”) presently containing approximately 460,045 usable square feet, the 3021 Michelson health club building (“Health Club”) presently containing approximately 46,762 usable square feet, certain retail buildings in the Project (the “Retail Buildings”) presently containing approximately 116,625 usable square feet, the Marquee residential condominium towers (“Marquee Towers”) presently containing approximately 393,746 usable square feet, and the Park Place Apartment Homes (“Apartment Homes”) presently containing 877,120 usable square feet. If, and only if, there is a change in the total rentable area of the Building, Facility or the Project as a result of an addition to the Building, Facility or the Project, as applicable, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the estimated square footages and related computations as shall be necessary to provide for any such changes.

1.4             Premises: Suite 400 on the fourth (4th) floor of the Building, consisting of approximately 35,617 rentable square feet, and Suite 490 on the fourth (4th) floor of the Building, consisting of approximately 4,620 rentable square feet, as outlined on the Premises Floor Plan attached hereto as Exhibit A. Landlord and Tenant stipulate and agree that the Premises contain a total of approximately 40,237 rentable square feet (35,318 usable square feet in the aggregate), for all purposes under this Lease and any payments based thereon are not subject to revision whether or not the actual size is more or less (unless and except if there is an event which causes a reduction or increase in the size of the Premises on a permanent basis such as partial destruction of the Premises).

1.5             City: The City of Irvine, County of Orange, State of California.

1.6             Commencement Date: The date for commencement of the Term, to be determined pursuant to the Work Letter attached hereto as Exhibit C. Estimated Commencement Date: June 1, 2016.

1.7         Term: Eighty-four (84) months, plus any partial month at the beginning of the Term, commencing on the Commencement Date and ending on the last day of the eighty-fourth (84th) full calendar month following the Commencement Date (“Expiration Date”).

1.8         Monthly Base Rent:

Months or Period	Monthly Base Rent
*1 – 12	$116,687.30
13 – 24	$120,187.92
25 – 36	$123,793.56
37 – 48	$127,507.36
49 – 60	$131,332.58
61 – 72	$135,272.56
73 – 84	$139,330.74

*Including any partial month at the beginning of the Term.

**Notwithstanding the foregoing, provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Base Rent during the second (2nd) through seventh (7th) full calendar months of the initial Term (such total amount of abated Monthly Base Rent being hereinafter referred to as the “Abated Amount”). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Lease. Tenant acknowledges that a Termination Default (hereinafter defined) by Tenant under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the Term be in default after having been given notice and opportunity to cure and Landlord terminates this Lease pursuant to Section 23.1 following such a default (a “Termination Default”), then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the initial Term of this Lease) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subparagraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under this Lease beyond any applicable notice and cure period. Upon reasonable notice to Tenant at any time prior to application of the entire Abated Amount, Landlord shall have the right to purchase from Tenant any and all then remaining Abated Amount as it applies to one or more of the remaining abatement months by paying to Tenant an amount equal to the unused balance of the Abated Amount that Landlord elects to purchase back from Tenant (the “Abated Amount Purchase Price”). Upon Landlord’s payment to Tenant of the Abated Amount Purchase Price with respect to the applicable remaining abatement months, Tenant shall thereupon be required to pay Monthly Base Rent during such months in an amount equal to the Abated Amount that Tenant would have been entitled to receive but for Landlord’s payment to Tenant of the Abated Amount Purchase Price.

Tenant shall deliver the Monthly Base Rent due for the first (1st) month of the initial Term in the amount of $116,687.30 to Landlord concurrently with the execution of this Lease.

1.9         Letter of Credit: $1,000,000.00.

1.10       Permitted Use: General office use, subject to the provisions set forth in this Lease and as permitted by Law.

1.11       Parking: Subject to the terms of Section 1.22 of this Lease Summary and Article 11 of the Standard Lease Provisions, Tenant shall have the right to utilize up to 4 parking spaces per 1,000 rentable square feet in the Premises (i.e., one hundred sixty-one [161] unreserved parking spaces, based on the Premises containing approximately 40,237 rentable square feet) until January 1, 2017, and the right to utilize up to 5 parking spaces per 1,000 rentable square feet in the Premises (i.e. two hundred and one [201] unreserved parking spaces, based on the Premises containing approximately 40,237 rentable square feet) after January 1, 2017, and, subject to availability, Tenant shall have the right to convert up to seven (7) unreserved parking spaces to reserved parking spaces, provided that the number of unreserved parking spaces shall be reduced, on a one-for-one basis, by the corresponding number of reserved parking spaces utilized by Tenant. Tenant’s utilization of the unreserved and reserved parking spaces shall be at the following rates per space per month throughout the initial Term: $55.00 per unreserved space and $150.00 per reserved space, subject to the terms of Section 1.22 of this Lease Summary and Article 11 of the Standard Lease Provisions. Tenant’s parking spaces shall initially (during construction of Parking Structure #3) be located in the parking facilities servicing the Project as designated by Landlord from time to time, as determined in Landlord’s sole discretion, including within one or a combination of Surface Lots E&F, Parking Structure PS#1, Parking Structure PS#2, Parking Structure PS#5, and Parking Structure PS#6 as shown on the Site Plan attached hereto as Exhibit B. Landlord shall also have the option, during the construction of Parking Structure PS#3, to satisfy the parking rights granted to Tenant under this Section 1.11 under a valet assist and/or stacked parking program within the parking facilities servicing the Project. Notwithstanding the foregoing, upon completion of the construction of Parking Structure PS#3 in the Project, Tenant’s parking spaces shall be relocated to Parking Structure PS#3, PS#5, and/or PS#6, or a combination thereof. Visitor parking is available in the visitor parking areas of the surface parking lots and parking structures in the Project, subject to the terms of the Project REA described in Section 1.17 below.

1.12       Brokers: Cushman & Wakefield and CBRE, Inc., representing Landlord, and CBRE, Inc., representing Tenant.

1.13       Interest Rate: The lesser of: (a) Ten percent (10%), or (b) the maximum rate permitted by law in the State where the Facility is located.

1.14       Insurance Amounts:

a.       Commercial General Liability Insurance: General liability of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate.

b.       Commercial Automobile Liability Insurance: Limit of liability of not less than One Million Dollars ($1,000,000.00) per accident.

c.       Worker’s Compensation and Employers Liability Insurance: With limits as mandated pursuant to the laws in the State in which the Facility is located, or One Million Dollars ($1,000,000.00) per person, disease and accident, whichever is greater.

d.       Umbrella Liability Insurance: Limits of not less than Two Million Dollars ($2,000,000.00) per occurrence.

e.       If Tenant’s business includes professional services, Professional Liability (also known as errors and omissions insurance): Not less than the minimum limits required by law for Tenant’s profession, and in any event, not less than One Million Dollars ($1,000,000.00) per occurrence.

f.       Loss of Income, Extra Expense and Business Interruption Insurance: In such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils with a limit of at least Seven Hundred Fifty Thousand Dollars ($750,000.00).

1.15       Tenant Improvements: The improvements to be installed in the Premises by Landlord as described in the Work Letter attached hereto as Exhibit C (the “Work Letter”). Landlord hereby grants to Tenant an allowance of up to $48.50 per rentable square foot of the Premises (i.e., $1,951,494.50, based on the Premises consisting of approximately 40,237 rentable square feet) (the “Allowance”), to be applied as provided in the Work Letter. In addition, concurrently with Landlord’s completion of the Tenant Improvements, Landlord, at Landlord’s sole cost and expense, separate from the Allowance, using Building standard materials, finishes and specifications, shall complete the following work in the Premises (“Landlord’s Work”): (i) upgrade and modernize restrooms within the Premises using Building standard finishes and to be ADA compliant; provided, however, the size of the restrooms shall be Building standard, notwithstanding the existing configuration of the restrooms within the Premises prior to Landlord’s commencement of the construction of Landlord’s Work; (ii) install a glass storefront entry to Suite 400 in the location depicted on Exhibit A-1 of similar quality to the ground floor suite of the Building with frameless glass panels and glass herculite entry doors; (iii) remove the bulkhead and exterior columnar drywall; (iv) demo interior finishes, including without limitation, ceiling, lights and built-in window coverings; and (v) install the identity signage illustrated in Exhibit A-5 attached hereto.

1.16       Tenant’s Facility Percentage: 2.15%, which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Facility, subject to adjustment for special Facility Cost Pool allocations as provided in Section 1.18 below. Facility Percentage of Project. 67.1% generally, which is the ratio that the usable square footage of the Facility bears to the usable square footage of all buildings within the Project (hereinafter, the “Facility Project Percentage”), subject to adjustment for special Project Cost Pool allocations as provided in Section 1.18 below. Tenant’s Facility Percentage and the Facility Percentage of Project are subject to adjustment if, and only if, there is a change in the total rentable area of the Building, Facility or the Project as a result of an addition to the Building, Facility or the Project, as applicable, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis.

1.17       Common Areas; Definitions; Tenant’s Rights.

a.       During the Term, Tenant shall have the non-exclusive right to use, in common with other tenants in the Facility and the Project and Tenant’s and such other tenants’ respective subtenants, agents, employees, customers, invitees, guests and licensees (collectively, “Occupants and Permittees”), and subject to the Rules and Regulations referred to in Article 9 of the Standard Lease Provisions and the Parking Rules and Regulations referred to in Article 11 of the Standard Lease Provisions, those portions of the Facility (the “Facility Common Areas”) which are not leased or designated for lease to specific tenants of the Facility or the Project that are provided by Landlord for use in common by Tenant and other Occupants and Permittees of the Facility, and those portions of the Project (the “Project Common Areas”), which are available for the non-exclusive use of all Project Occupants and Permittees pursuant to the terms of the Project REA (described in subparagraph c. below), including, without limitation, all areas of the Project which are open to the general public.

b.       The Facility Common Areas consist of the total area of the Facility designated from time to time by Landlord for the general non-exclusive use, convenience and benefit of Landlord, Tenant and other tenants, Occupants and Permittees of the Facility, including without limitation each of the following areas: lobbies; patios; entrances; stairs; structural components; exterior walls of the Facility; roof; elevators; escalators; hallways; passageways; common restrooms on multi-tenant floors; other interior public portions of the Facility; loading areas; lighting facilities; restrooms (except if located within a tenant’s premises); janitor, telephone and electrical closets; mechanical areas; public corridors providing access to tenant space; elevator shafts and pipe shafts, together with their enclosing walls; common pipes, conduits, wires and appurtenant equipment serving the Premises and other premises and common space within the Facility; trash areas and trash receptacles; landscaped areas, pedestrian walkway systems and linkages, parks and other similar areas located upon the Site and not designated for the exclusive use of any particular tenant(s) or Occupant(s) of the Facility, and other interior areas of the Facility and improvements therein provided by Landlord and not specifically leased to Tenant or any other tenant or Occupant of the Facility.

c.       The Project Common Areas are defined in and governed by that certain Construction, Operation and Reciprocal Easement Agreement by and between Crow Winthrop Operating Partnership and Crow Winthrop Development Limited Partnership recorded on July 30, 1985 as Instrument No. 85-279768 in the Official Records of Orange County, California, (the “Project REA”), as the same may be amended from time to time, and consist of all areas of the Park Place Project designated from time to time by the “REA Managing Agent” (as defined in the Project REA) as Common Area for the general non-exclusive use, convenience and benefit of Landlord, Tenant and all other owners, Occupants and Permittees of all or any portion of the Park Place Project, including, but not limited to, the helipad; and all of the following areas to the extent situated exterior to the Facility and exterior to the other buildings now or hereafter located within the Project (i.e., exterior to the Facility, the 3121 Michelson Building, the 3161 Michelson Building, the Retail Buildings, the Marquee Towers and any other buildings hereafter constructed within the Project) and excluding from the following, all areas appurtenant to the Facility and/or appurtenant to any such other buildings in the Project which are designed and maintained for the sole use of the tenants, Occupants and Permittees of the particular building in question: sidewalks, landscaping, curbs, private streets and alleys, lighting facilities, malls, fountains, pedestrian tunnels, sky-walks, plazas, bridges, driveway entrances and exits, curbs, service drives, loading areas, alleys, transportation facilities, if any, outside lighting facilities, fixtures and equipment, shrubbery, grass, planters, and other landscaped areas, common storm drain, electrical, sewer and other common utility lines, equipment and systems, and all common Parking Facilities (as defined in and subject to the terms of the REA).

d.       The Facility Common Areas and the Project Common Areas are sometimes referred to herein collectively as the “Common Areas.”

1.18       Operating Expenses; Taxes

a.       Base Costs: As used in this Lease, the term “Base Costs” shall mean Tenant’s Percentage of Operating Expenses and Taxes, respectively, incurred and paid by Landlord during calendar year 2016 (the “Base Year”).

b.       Definition of Operating Expenses. As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses incurred by Landlord in connection with owning, operating, maintaining, managing, cleaning, equipping, insuring, securing, repairing, replacing, restoring and making improvements to the Facility (“Facility Operating Expenses”), together with the Facility’s “Allocable Share” (as defined in the REA) of all “Common Area Operating Costs” incurred by the REA Managing Agent pursuant to the REA as in connection with operating, maintaining, managing, cleaning, equipping, insuring, securing, repairing, replacing, restoring and making improvements to the Project Common Areas (“Project Operating Expenses”); provided, however, in no event shall any particular cost or expense charged to Tenant as a Project Operating Expense also be charged to Tenant as a Facility Operating Expense. Facility Operating Expenses and Project Operating Expenses shall be determined by standard accounting practices and calculated assuming the Facility and the Project are at least ninety-five percent (95%) occupied or, with respect to Project Operating Expenses, as otherwise provided in the REA. Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Percentage of Operating Expenses during the first twelve (12) months of the Term.

c.       Facility Operating Expenses. Include the following costs by way of illustration but not limitation:

(i)       all actual charges for utilities for the Facility and the Facility Common Areas calculated assuming the Facility is at least ninety-five percent (95%) occupied, including but not limited to electrical power, water, waste disposal, air conditioning, sprinkler, fire and life safety, steam, heating, ventilation and air conditioning, elevator systems and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges and periodic recalibration of meters as commercially reasonable or necessary therefor and all costs and expenses related to illuminating and maintaining all Facility lighting facilities and signs;

(ii)       all Insurance Costs defined in Section 7.4 of the Standard Lease Provisions with respect to the Facility;

(iii)       repairs, maintenance and replacement of all elements of the Facility, including planting, maintaining, replanting, trimming and replacing flowers, shrubs, trees and other landscaping, and including, without limitation, the services described in Section 1.19 of the Summary and in Article 7 below, upgrades performed while doing such repair, maintenance and replacement work, and depreciation on any personal property;

(iv)       janitorial, maintenance, and other services, including without limitation, window cleaning, elevator and escalator maintenance, light bulb and tube replacement of Facility standard lights, removal of trash, rubbish, garbage and other refuse;

(v)       security services, including without limitation, maintenance and repair of all on-site security systems and equipment including repair, maintenance, monitoring, operation and replacement of television security systems and other monitoring and/or surveillance systems and equipment and the cost of all

Facility on-site security personnel and all Facility roving security personnel and equipment including uniforms and security office rental, furniture and equipment, including Facility security vehicles;

(vi)           supplies, materials and rental of equipment used in the operation, cleaning, security, management, repair and maintenance of the Facility;

(vii)           consulting, legal and accounting fees and costs, including costs of audits by certified public accountants; provided, however, that legal expenses chargeable as Project Operating Expenses shall not include the cost of negotiating leases, collecting rents, evicting tenants nor shall it include costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease at the Facility;

(viii)          all of Landlord’s costs and expenses of contesting by legal proceeding any matter concerning the operation or management of the Facility (unless such proceeding results from the gross negligence or willful misconduct of Landlord), or amount or validity of any Taxes levied against all or any part of the Facility (provided that Tenant is afforded the benefit of any successful contests which yield a reduction in Taxes or the reimbursement of Taxes previously overpaid);

(ix)           the costs of personnel (including, without limitation, wages and salaries; taxes; insurance; and retirement, medical or other employee benefits), utilities, materials, supplies, payroll and equipment related to or used in connection with the services provided or available to be provided to tenants of the Facility, including Tenant, to the extent not recovered from charges made for the cost of such services;

(x)             energy allocation or use charges and surcharges and developmental and environmental charges, if any, imposed in connection with the operation or management of the Facility;

(xi)           tools and equipment, cleaning supplies, costs of comfort and first-aid stations, pest control, traffic control and sound systems, if any;

(xii)         wages, salaries and benefits for on-site employees and service contracts with independent contractors;

(xiii)         amortization on a straight-line basis over the useful life together with interest at the Interest Rate (as defined in Section 1.13 of the Lease Summary) on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools); (1) reasonably intended to produce a reduction in operating charges or energy consumption; or (2) required after the date of this Lease under any Law that was not applicable to the Facility at the time it was originally constructed; or (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Facility at the same quality levels as prior to the repair or replacement;

(xiv)         fair market rental for offices and storage areas at the Facility occupied by Landlord’s property management personnel for the purpose of operating the Facility to the extent said offices and storage areas are devoted to the management, operation, maintenance or repair of the Facility;

(xv)           a commercially reasonable property management fee taking into account the size and complexity of the Facility;

(xvi)         any other commercially reasonable costs or expenses attributable to the Facility Common Area and/or the Common Area located on the Site and paid by Landlord;

(xvii)        the cost of business licenses;

(xviii)       fees imposed by any federal, state or local government for fire and police protection, trash removal or other similar services which do not constitute Facility Taxes; and

(xix)         any charges which are payable by Landlord pursuant to a service agreement with the City of Irvine, under a special assessment district or pursuant to any other lawful means.

d.       Project Operating Expenses. All Common Area Operating Costs as assessed by the REA Managing Agent under and in accordance with the terms of the REA including the following costs by way of illustration but not limitation:

                                               (i)             utility service to the Project Common Area, including without limitation, electrical power, water, waste disposal, and other utilities and installation of meters as commercially reasonable or necessary therefor and all costs and expenses related to illuminating and maintaining Project Common Area and Common Parking Facilities lighting and signs;

(ii)             repairs, maintenance and replacement of all elements of the Project Common Area, including planting, maintaining, trimming, fertilizing, replanting and replacing flowers, shrubs, trees and other landscaping; repairs, maintenance and replacement of all Common Parking Facilities and Project Common Area fountains and water features; general exterior grounds maintenance, janitorial, and other similar services, including without limitation, removal of trash, rubbish, garbage and other refuse from the Project Common Area; miscellaneous painting, traffic and parking and directional striping and stenciling; pressure washing of sidewalks and walkways, power sweeping of loop road, driveways and parking areas within Common Parking Facilities; maintenance, repair and replacement of Project Common Area street light poles and light fixtures and bulbs; and

upgrades to the Project Common Area performed while doing such repair, maintenance and replacement work; and depreciation on personal property;

(iii)         security services, including without limitation, maintenance and repair of all Project on-site security systems and equipment including repair, maintenance, monitoring, operation and replacement of television security systems and other monitoring and/or surveillance systems and equipment and the cost of all Project on-site security personnel and all Project roving security personnel and equipment including uniforms and security office rental, furniture and equipment, including Project security vehicles as determined by and allocated to the Project Common Areas by the REA Managing Agent in accordance with the terms of the REA;

(iv)         costs of operating, maintaining, repairing, and replacing all Common Parking Facilities, drive aisles, roadways, sidewalks and other paved areas in the Project including surface and structured parking areas including, without limitation, parking operator costs and fees including personnel, uniforms, parking operator office rental, supplies, equipment and materials, costs of parking area, drive aisle, roadway and sidewalk sweeping, power washing, slurry coating, resurfacing and striping, as applicable, on Parking Facilities, all as determined by and allocated to the Project Common Areas by the REA Managing Agent in accordance with the terms of the REA;

(v)           legal expenses and accounting costs with respect to the operation or management of the Project Common Area, including costs of audits by certified public accountants and costs and expenses of contesting by legal proceeding any matter concerning the operation or management of the Project Common Area, or amount or validity of any Project Common Area Taxes levied against all or any part of the Project Common Area;

(vi)         amortization of capital improvements and their replacements, modifications or improvements made to the Project Common Area which benefit the Project Common Area (with the cost basis subject to amortization to include loan fees and points payable in connection with construction); provided, however, that for purposes of this subpart (vi), a capital improvement, replacement or modification shall not be deemed to benefit the Project Common Area if the same is built principally and directly to increase the amount of development entitlements at the Project or is built as an element of construction of an additional building or buildings on any parcel within the Project or primarily to benefit the Occupants or Permittees of such additional building or buildings;

(vii)        the costs of personnel, utilities, tools and equipment, insurance, materials, supplies, payroll and equipment, fair market office and storage space rental, furniture and equipment related to or used in connection with the operation, security, management, repair and maintenance of the Project Common Area or services provided or available to be provided within the Project Common Area for the use and benefit of all tenants, Occupants and Permittees of the Project to the extent not recovered from charges made for the cost of such services;

(viii)       energy allocation or use charges or surcharges or developmental or environmental charges imposed in connection with the operation or management of the Project Common Area;

(ix)          insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty and liability coverage, sign insurance, rental abatement or comprehensive rental interruption insurance and earthquake insurance (if the REA Managing Agent elects to provide such coverage and with no obligation to do so) applicable to the Project Common Area including Common Parking Facilities; and the deductible portion of any insured loss under such insurance;

(x)          costs of Project Common Area comfort and first-aid stations, pest control, traffic control and sound systems, if any;

(xi)         wages, salaries and benefits for on-site employees, and service contracts with independent contractors, including all costs for security services and parking operators;

(xii)        a management fee in an amount competitive with compensation for the management of similar first-class projects in the South Coast Plaza/Irvine/Newport Beach area;

(xiii)       real property taxes and assessments for the Project Common Areas including Project Common Parking Facilities as determined by and allocated to the Project Common Areas by the REA Managing Agent in accordance with the terms of the REA; and

(xiv)       any other commercially reasonable costs or expenses attributable to the Project Common Area incurred by the REA Managing Agent in accordance with the terms of the REA.

                          e.         Base Year Expenses. For purposes of determining the Operating Expenses for the Base Year, Operating Expenses shall not include one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or supplies, utility rate increases and other costs arising from extraordinary market circumstances such as by way of example, boycotts, black-outs, brown-outs, the leasing of auxiliary power supply equipment, embargoes, strikes or other shortages of services or fuel (whether or not such shortages are deemed actual or manufactured), or any conservation surcharges, penalties or fines incurred by Landlord. Furthermore, notwithstanding any contrary provision in this Lease, if at any time after the Commencement Date, utility costs as a component of Operating Expenses decrease, then for purposes of the calendar year in which such decrease in utilities costs occurs, the Base Costs with respect to utilities costs shall be reduced by an amount equal to such decrease in utilities costs. Such decrease in the Base Costs of utilities shall not be limited to the initial decrease, if any, but may, at Landlord’s election, be subject to decrease annually if there is a subsequent further decrease in utilities costs; provided, however, if the cost of the utilities increase following the downward adjustment in the Base Costs of utilities, the Base Costs of utilities shall be increased until they equal the amount payable in the original Base Year of the Lease. In the event a service is added subsequent to the Base Year, and is included in Operating Expenses, the Operating Expenses for the Base Year shall be grossed up to reflect what Operating Expenses in the Base Year would have been had such service been provided during the Base Year. Likewise, in the event a service was provided in the Base Year but is not provided subsequent to the Base Year, the Operating Expenses for the Base Year shall be reduced to reflect what Operating Expenses for the Base Year would have been had such service not been provided during the Base Year.

f.       Taxes. Taxes are defined in Section 7.3 of the Standard Lease Provisions. All Taxes shall be adjusted to reflect an assumption that the Facility and any other fully constructed Project improvements included are fully assessed for real property tax purposes as a completed building(s) ready for occupancy, including without limitation, the Taxes payable during the Base Year (which shall not include any temporary reduction in Taxes as a result of Prop 8). Notwithstanding anything herein to the contrary, if after the Commencement Date Taxes are reduced, then for the calendar year in which the reduction occurs, the Base Costs of Taxes shall be proportionately reduced. Such reduction in the Base Costs of Taxes shall not be limited to the initial reduction, if any, but may, at Landlord’s election, be subject to reduction annually if there is a further subsequent reduction in Taxes; provided, however, if the cost of Taxes increase following the downward adjustment in the Base Costs of Taxes, the Base Costs of Taxes shall be increased until they equal the amount payable in the original Base Year of the Lease. When calculating Taxes for purposes of establishing the Taxes for the Base Year, Taxes shall not include Taxes attributable to one-time special assessments, charges, costs, or fees arising from modifications or changes in Laws, including, but not limited to, the institution of a split tax roll during the Base Year.

g.       Cost Pools. Notwithstanding anything to the contrary in this Lease, Landlord shall have the right, from time to time, to equitably allocate into separate cost pools (“Cost Pools”) some or all of the Facility Operating Expenses or Taxes among different tenants, buildings and/or premises of the Facility based upon differing levels of use, demand, risk or other distinctions among such tenants, buildings or premises, and the REA Managing Agent has the right, from time to time, as provided in the REA, to equitably allocate into separate Cost Pools some or all of the Project Operating Expenses among different tenants, buildings and/or premises of the Project based upon differing levels of use, demand, risk or other distinctions among such tenants, buildings or premises as provided in the REA. Such Facility Cost Pools may include, for example, office space Facility Operating Expenses as distinguished from retail space Facility Operating Expenses and such Project Cost Pools may distinguish as among Project Occupants and Permittees utilizing some but not all Project Common Areas such as certain Parking Facilities or Project services, such as security, etc. Accordingly, in the event of such allocations into Cost Pools, Tenant’s Percentage and/or the Facility Percentage of the Project as to such Facility Cost Pools and/or Project Common Area Cost Pools shall be appropriately adjusted to reflect such Cost Pool allocations. In addition, if Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Facility Operating Expenses or Taxes) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Facility Operating Expenses and/or Taxes, as applicable, shall be considered to be increased by an amount equal to the additional Facility Operating Expenses and/or Taxes that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant or Landlord may adjust the allocable share of the remaining common costs for such service as among those tenants who share in services or work provided by Landlord excluding the tenant(s) providing such service or work for themselves.

h.       Excess Expenses and Taxes. In addition to the Monthly Base Rent required to be paid by Tenant pursuant to Section 1.8 above, during each month during the Term (after the Base Year), Tenant shall pay to Landlord the amount by which Tenant’s Percentage of Operating Expenses and Taxes for such calendar year exceeds the Operating Expenses and Taxes for the Base Year, respectively (such amounts shall be referred to in this Section 1.18 as the “Excess Expenses” and “Excess Taxes”, respectively), in the manner and at the times set forth in the following provisions of this Section 1.18. No reduction in Operating Expenses or Taxes after the Base Year will reduce the Monthly Base Rent payable by Tenant hereunder or entitle Tenant to receive a credit against future installments of Operating Expenses or Taxes, or other Additional Rent due hereunder. Landlord reserves the right to separately account for and invoice Tenant for Excess Taxes or to include such Excess Taxes as part of Excess Expenses payable by Tenant hereunder.

                                    i.       Estimate Statement. By the first day of April (or as soon as practicable thereafter) of each calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) estimating the Operating Expenses and Taxes for the current calendar year and the estimated amount of Excess Expenses and Excess Taxes payable by Tenant. If at any time during the Term, but not more often than quarterly, Landlord reasonably determines that the estimated amount of Excess Expenses or Excess Taxes payable by Tenant for the current calendar year will be greater or less than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, within thirty (30) days after receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired. Thereafter Tenant agrees to pay Excess Expenses and Excess Taxes based on such revised Estimate Statement (provided that such revised Estimate Statement is received at least ten (10) business days prior to the next payment date for the Excess Expenses and/or Excess Taxes) until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year. The Excess Expenses and/or Excess Taxes shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly payment of Rent next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Excess Expenses and Excess Taxes multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly payments of Rent for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

j.       Actual Statement. By the first day of June (or as soon as practicable thereafter) of each subsequent calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) which states the Tenant’s Percentage of actual Operating Expenses and Taxes and Excess Expenses and Excess Taxes payable by Tenant for the immediately preceding calendar year. The Actual Statement shall be itemized on a line item by line item basis, showing the applicable expense for the applicable year. If the Actual Statement reveals that Excess Expenses and/or Excess Taxes were under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 1.18 g. above, then within thirty (30) days after Landlord’s delivery of the Actual Statement to Tenant, Tenant shall pay to Landlord the amount of any such under-payment. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease; provided, however, Landlord shall have no right to reconcile the Operating Expenses (and Tenant shall have no liability for any underpayment) if Landlord has failed to deliver the Actual Statement by the last day of December of the subsequent calendar year. If the Actual Statement reveals that the Excess Expenses and/or Excess Taxes were over-stated in any Estimate Statement (or revised Estimate Statement), Landlord will credit any overpayment toward the next monthly installment(s) of Rent due from Tenant, or, if such overpayment is revealed at the end of Term, refund such overpayment to Tenant within thirty (30) days after Landlord’s delivery of the Actual Statement. Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses and Taxes for the then current calendar year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any excess of such actual Operating Expenses and Taxes over the estimated Operating Expenses and Taxes paid by Tenant in such calendar year (or refund to Tenant any overpayment of the estimated Operating Expenses).

k.       No Release. Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 1.18 shall not constitute a waiver of its right to receive Tenant’s payment of Excess Expenses and Excess Taxes, nor shall it relieve Tenant of its obligations to pay Excess Expenses and Excess Taxes pursuant to this Section 1.18, except as otherwise set forth in this Lease and except that Tenant shall not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such statement.

l.       Exclusions from Operating Expenses and Taxes. Notwithstanding anything to the contrary contained elsewhere in this Section 1.18, the following items shall be excluded from Operating Expenses and Taxes, as applicable: (i) Costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Facility; (ii) Any charge for depreciation of the Facility or equipment and any interest or other financing charge; (iii) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Facility, including subleases and/or assignments, including without limitation, costs of tenant improvements (and associated permit costs) and leasing commissions; (iv) All costs for which Tenant or any other tenant in the Facility is being charged other than pursuant to the operating expense clauses of leases for the Facility; (v) The cost of correcting defects in the construction of the Facility or in the Facility equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category; (vi) To the extent Landlord is reimbursed by third parties, the cost of repair made by Landlord because of the total or partial destruction of the Facility or the condemnation of a portion of the Facility; (vii) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Facility pursuant to clauses similar to this paragraph; (viii) Any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship; (ix) The cost of any work or service performed for or facilities furnished to any tenant of the Facility to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant; (x) The cost of alterations of space in the Facility leased to other tenants; (xi) Ground rent or similar payments to a ground lessor; (xii) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the gross negligence or willful misconduct of Landlord; (xiii) Any and all costs arising from the release of Hazardous Materials in or about the Premises, the Building or the Land in violation of Environmental Laws, including, without limitation, hazardous substances in the ground water or soil, not placed in the Premises, the Building or the Facility by Tenant; (xiv) Costs for the acquisition of sculpture, paintings or other objects of art in the Facility; (xv) Salaries and compensation of ownership and management personnel to the extent that such persons provide services to properties other than the Facility; (xvi) Costs of selling or financing the Facility, including interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Facility; (xvii) All items excluded from Common Area Operating Costs under the REA which includes (A) costs of construction or development except as specifically permitted in the REA; (B) depreciation on construction costs except as specifically permitted in the REA; (C) principal, interest or debt required to be paid on any mortgage or deed of trust except as specifically permitted in the REA; (D) the cost of special services, goods or materials provided to or specific costs incurred for the account of, or separately billed to, specific Project Occupants and Permittees; (E) costs associate with the general maintenance of any circulation easements which are located within buildings in the Project, except that costs of maintenance of elevators and escalators constructed solely in connection with such circulation systems may be included in Project Common Area Operating Costs; (F) any increase in Project Common Area Operating Costs attributable solely to the activity of a party to the REA or any Project Occupant or Permittee, and any such increase shall be charged directly to the party causing such increase as provided in the REA; (xviii) Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise, including without limitation, costs incurred with the construction of new improvements to the Facility such as Parking Structure PS#3 (“Capital Items”), except those Capital Items as expressly permitted in the definition of Operating Expenses shall not be excluded; (xix) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building or Facility to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for comparable buildings; (xx) Landlord’s general corporate overhead and general and administrative expenses; (xxi) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord and/or all fees paid to any parking facility operator (on or off site); (xxii) Costs incurred in connection with upgrading the Building, Facility or Project to comply with the current interpretation of disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance; (xxiii) Tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due; (xvxiv) Costs arising from Landlord’s charitable or political contributions; (xxv) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to Landlord and/or the Building and/or the Facility; (xxvi) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building or Facility, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of any disputes between Landlord and its employees (if any) not engaged in Building or Facility operation, disputes of Landlord with Building or Facility management, or fees and expenses (including attorney fees and costs) paid in connection with disputes with other tenants, including without limitation, costs and expenses to enforce any lease in the Building or Facility; and (xxvii) Any expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the normal expenses otherwise attributable to providing standard Building or Facility services, such as lighting and HVAC to such public portions of the Building or Facility in normal operations during standard Building hours of operation.

m.       Review. Within twelve (12) months after receiving Landlord’s Actual Statement, Tenant may, upon advance written notice to Landlord and during reasonable business hours, cause a review of Landlord’s books and records with respect to the preceding calendar year only to determine the accuracy of Landlord’s Actual Statement. Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Facility, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent, at Tenant’s sole cost and expense, to review Landlord’s records, the agent shall be an independent accountant of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to a confidentiality agreement. Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the Actual Statement for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Tenant fails to provide Landlord with a timely Objection Notice, Landlord’s Actual Statement shall be deemed final and binding, and Tenant shall have no further right to review or object to such statement. If Landlord and Tenant determine that Operating Expenses and/or Taxes for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant (or, if the Term has ended, reimburse Tenant the amount of the overpayment). If Landlord has overbilled Tenant by more than five percent (5%), Landlord shall also reimburse Tenant for its reasonable, out-of-pocket audit expenses in an amount not to exceed $2,500.00. Likewise, if Landlord and Tenant determine that Operating Expenses and/or Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after such determination. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to review Landlord’s records or to dispute any statement of Operating Expenses or Taxes unless Tenant has paid and continues to pay all Rent when due.

1.19       Utilities and Services.

a.       Standard Utilities and Services. So long as Tenant is not in default beyond applicable notice and cure periods under any provisions of this Lease, and subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth herein below, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time):

(i)       Landlord shall make the elevators of the Facility available for Tenant’s non-exclusive use, twenty-four (24) hours per day.

                                             (ii)       Landlord shall furnish during the Business Hours for the Facility specified in Section 1.21, HVAC for the Premises as required in Landlord’s judgment for the comfortable and normal office occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 1.19, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Facility, Landlord shall provide such “after-hours” usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as Additional Rent (and not as part of the Operating Expenses) the cost, as fairly determined by Landlord, of such after-hours usage (as well as the cost of any HVAC used by Tenant in excess of what Landlord considers reasonable or normal), including any minimum hour charges for after-hours requests and any special start-up costs for after-hours services which requires a special start-up (such as late evenings, weekends and holidays), which cost is currently $65.00 per hour during the initial Term.

(iii)       Landlord shall furnish to the Premises twenty-four (24) hours per day, reasonable quantities of electric current as required in Landlord’s judgment for normal lighting and normal fractional horsepower office business machines. In no event shall Tenant’s use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the Building. Landlord shall also furnish water to the Building twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as required in Landlord’s judgment for the comfortable and normal use of the Building. If Tenant requires or consumes water or electrical power in excess of what is considered reasonable or normal by Landlord, Landlord may require Tenant to pay to Landlord, as Additional Rent, the cost as fairly determined by Landlord incurred for such excess usage.

(iv)       Landlord shall furnish janitorial services to the Premises five (5) days per week (except for weekends and Facility Holidays) pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time which specifications shall be consistent with the specifications for comparable first-class buildings in the City of Irvine. Landlord shall not be required to provide other than Building standard janitorial services for portions of the Premises used for storage, mailroom, storage room or similar purposes, or preparing or consuming food or beverages, nor shall Landlord be required to provide janitorial services for areas secured, obstructed or locked by Tenant. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services, but shall include the cleaning of lavatories within the Premises. Such additional services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Janitor service will not be furnished on nights when rooms are occupied after 7:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord’s sole discretion. Tenant shall pay to Landlord, as Additional Rent, the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

(v)       Landlord shall provide (i) supervision of the Facility by security officers on a 24/7 basis, with officers rotating through various posts throughout the Facility, (ii) controlled-access, security to the parking structures 24/7, and (iii) video surveillance on major ingress/egress points to the Facility and within the Common Area of the Building (“Basic Security Services”). Landlord shall have no liability in connection with the decision whether or not to provide security services in addition to the Basic Security Services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism or similar causes. Tenant shall have the right, at Tenant’s expense, to provide additional security equipment or personnel in the Premises, provided that Landlord is given reasonable access to the Premises and that any such security system installed by Tenant complies with all applicable codes and shall not create any material security risk to the Building or materially adversely affect the rights of other tenants in the Building. To the extent that it is feasible to link Tenant’s additional security equipment and system for the Premises, if any, to the security system for the Building, Landlord shall cooperate with Tenant to cause security access cards or other devices provided to Tenant for access to the Building to provide access to the Premises in connection with Tenant’s additional security system, provided that all costs associated with such linking of Landlord’s and Tenant’s security systems shall be borne solely by Tenant.

(vi)       At Landlord’s option, but only if Landlord has a reasonable basis to believe that Tenant is utilizing any services in an extraordinary manner, Landlord may install water, electricity and/or HVAC meters in the Premises to measure Tenant’s consumption of such utilities, including any after-hours and extraordinary usage described above. Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand, the cost of the installation, maintenance and repair of such meter(s).

The costs of Facility services and utilities shall be included in Operating Expenses. Landlord may, but is not obligated to, provide additional services hereunder; provided, however, that if Landlord does provide such extra services, Tenant agrees to pay, as Additional Rent, a fifteen percent (15%) administration fee in connection with such services. All costs payable for excess, after-hours or above-standard services or utilities, as provided above, shall be due and payable at the same time as the installment of Monthly Base Rent with which the same are billed, or if billed separately, shall be due within thirty (30) days after such billing.

Landlord shall have the right at any time and from time-to-time during the Term to contract for service from any company or companies providing electricity service (“Service Provider”). Tenant shall cooperate with Landlord and the Service Provider at all times and, as reasonably necessary, shall allow Landlord and Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Except as provided in Section 7.5 below, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Service Provider is no longer available or suitable for Tenant’s requirements, no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease.

b. Tenant’s Obligations. Tenant shall cooperate fully at all times with Landlord, and abide by all commercially reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Facility’s services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Facility. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Facility’s water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Facility. Tenant agrees to reasonably cooperate with Landlord to the extent required by Landlord to comply with California Public Resources Code Section 25402.10 including, without limitation, providing or consenting to any utility company providing Tenant’s energy consumption information for the Premises to Landlord. Additionally, Tenant hereby consents to any applicable utility company providing utility consumption information for the Premises to Landlord, and if requested, shall sign any documentation requested by the utility company to evidence such consent within ten (10) business days following receipt of the same.

1.20       Additional Repairs.

a.       Landlord’s Additional Repair Obligations. Landlord, at Landlord’s cost (subject to inclusion in Operating Expenses as provided in Section 1.18 of the Summary), shall repair, maintain and replace as necessary, the foundation and structural elements of the Facility (including structural load bearing walls and roof structure), and utility meters, electrical lines, pipes and conduits serving the Facility and the Premises; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Tenant’s Facility Percentage of Operating Expenses, the costs of such maintenance, repairs and replacements. In addition, and subject to Sections 17.1 and 17.2 of the Standard Lease Provisions, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler and electrical systems within the Facility core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but not by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems, or kitchen or restroom facilities and appliances to the extent such facilities and appliances are intended for the exclusive use of Tenant), and (b) the Common Areas, if any; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent within ten (10) business days after demand, the costs of such maintenance, repairs and replacements. Landlord shall, at Landlord’s sole cost and expense, be responsible for compliance with all Laws, including the ADA, pertaining to the Building, Facility, Project and the Common Areas for any non-compliance that exists prior to the Commencement Date in the Premises, Building, Facility or Project, if and to the extent Landlord is required to remedy such non-compliance by applicable governmental authorities. Landlord agrees that no cost or expense related to any alterations or improvements necessary to cause the Premises, Building or Project to comply with Laws which are Landlord’s responsibility hereunder shall be included in Operating Expenses. Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefor. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any applicable Laws now or hereafter in effect.

b.       Reserved.

1.21       Business Hours for the Facility: 7:00 a.m. to 6:00 p.m., Mondays through Fridays (except Facility Holidays) and 8:00 a.m. to 1:00 p.m. on Saturdays (except Facility Holidays). Facility Holidays: New Year’s Day, Labor Day, Presidents’ Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Facility.

1.22       Additional Parking Provisions. As used herein, the term “Parking Areas” and/or “Parking Facilities” mean all surface and structured Common Parking Facilities as defined in the REA (including, but not limited to, accessways, surface parking spaces and areas, parking structures, pedestrian crossings and other vehicular paths and ramps) now or hereafter constructed and designated by Landlord or other owners or the REA Managing Agent for use by Occupants and Permittees of the Project, subject to applicable Laws, including the REA. Each of Tenant’s parking privileges set forth in Section 1.11 hereof shall be subject to a monthly parking fee set forth in Section 1.11. In addition to such parking privileges for use by Tenant’s employees, Tenant’s visitors shall have access to the visitor parking sections of the Common Parking Facilities serving the Facility, subject to availability of spaces and payment (by validation charges or otherwise) of daily visitor parking charges therefor as may be established and adjusted by Landlord from time to time (or by the Common Parking Facilities operator or REA Managing Agent).

                                      a.       Parking Devices. Landlord shall provide and Tenant shall rent for the entire Term parking passes or other devices (“Parking Devices”) for parking the number of automobiles and at monthly parking rates (the “Monthly Parking Rates”) set forth in Section 1.11 at the Project. Failure by Tenant to so pay the Monthly Parking Payment shall constitute an Event of Default. The Parking Devices for which the Monthly Parking Payment has not been made will automatically become invalid for that calendar month and succeeding calendar months until all amounts owed by Tenant to Landlord for such Parking Devices have been paid in full. Such invalidation is in addition to any and all other rights and remedies of Landlord under the Lease and California law. No deductions or allowances from the Monthly Parking Payment will be made for any days Tenant or its employees do not use their Parking Devices. Tenant shall not be deemed to have any interest or right in any particular parking space or parking area of the Common Parking Facilities, other than the right to park in any reserved parking spaces as have been designated by Landlord for Tenant’s use. Tenant understands and agrees that Landlord, the owners and operators of the Common Parking Facilities or the REA Managing Agent may temporarily close all or any part of the Common Parking Facilities for such periods of time as Landlord, the owners and operators of the Common

Parking Facilities or the REA Managing Agent may deem reasonably necessary or appropriate in order to re-stripe or make repairs or alterations to any portion of the Common Parking Facilities. Tenant shall not be entitled to any reduction or abatement in the Monthly Parking Payment as the result of such closure provided that such closure is for a commercially reasonable discrete period of time and such repairs and alterations are performed in a manner to minimize the disruption to the Common Parking Facilities. Tenant acknowledges and agrees that, subject to the terms of this Lease, Tenant’s right to use Common Parking Facilities for itself and its employees is non-exclusive and will be in common with Landlord, other Occupants and Permittees of the Park Place Project and the Facility. Tenant’s Parking Devices shall remain the property of Landlord. Tenant’s Parking Devices must be displayed as requested by Landlord and may not be altered in any manner nor may any serial number be removed or altered. There will be a non-refundable activation fee of Twenty-Five Dollars ($25.00) required for each Parking Device and a replacement charge to Tenant of Twenty-Five Dollars ($25.00) for the loss of any Parking Device. Prepayment of such activation fee and/or replacement charge is required prior to issuance of any Parking Device. The Parking Devices rented by Tenant pursuant to this Section 1.22 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

b.       Additional Parking. Tenant acknowledges that except for Tenant’s allocated number of Parking Devices, Landlord has no obligation to Tenant to provide additional parking for Tenant’s customers, guests, invitees or licensees. To the extent such parking is available, Tenant, at Tenant’s cost, may validate such additional parking by such method or methods as Landlord, the owners and operators of the Common Parking Facilities or the REA Managing Agent may approve or establish, at the hourly, daily or other rate from time to time established by Landlord, the owners and operators of the Common Parking Facilities and/or the REA Managing Agent in their sole and absolute discretion.

c.       Parking Rules and Regulations. Tenant and Tenant’s employees shall comply with all parking rules and regulations set forth in the attached Exhibit G, and all modifications and additions thereto from time to time as reasonably established by Landlord, the owners and operators of the Common Parking Facilities or the REA Managing Agent (the “Parking Rules and Regulations”). Landlord shall not be responsible to Tenant for any violation of the Parking Rules and Regulations by any party parking a vehicle in the Parking Structure or on the Surface Parking lots. Tenant acknowledges and agrees that Landlord, the owners and operators of the Common Parking Facilities or the REA Managing Agent may refuse to permit any person who violates the Parking Rules and Regulations to park in the Common Parking Facilities. Any violations of the Parking Rules and Regulations shall subject the offending vehicle to removal from the Common Parking Facilities at such vehicle owner’s expense. In either of such events, the party supplying the Parking Device will promptly deactivate it and Tenant or Tenant’s employee shall immediately return the Parking Device to Landlord.

d.       Vehicular Ingress and Egress. The access loop road and driveways and drive aisles located in the Park Place Project as constituted from time to time, shall be available for ingress to and egress from the Common Parking Facilities, such use to be in common with Landlord, other tenants of the Park Place Project and the Facility, and other persons entitled to use the same.

1.23       Furniture, Fixtures and Equipment. Prior to installing any furniture, fixtures and equipment in areas of the Premises that are visible from the Common Areas, Tenant shall obtain Landlord’s prior approval as to the location, size, style, color, design and materials of Tenant’s furniture, fixtures and equipment, which approval Landlord shall not unreasonably withhold, condition or delay (the “Visible FF&E”). Tenant shall not be required to obtain Landlord’s approval in accordance with this Section 1.23 with respect to furniture, fixtures and equipment that are not visible from the Common Areas.

                1.24       Additional Sign Rights. Notwithstanding the terms of Article 12 of the Standard Lease Provisions, subject to Landlord’s prior approval as to location, style, design, color, materials, lighting and Tenant’s plans and specifications (which approval shall not be unreasonably withheld, conditioned or delayed), and subject to Tenant’s compliance with any sign criteria for the Building and the Facility, the REA, and all applicable laws, including the requirement that Tenant obtain all permits and approvals required by the City of Irvine, Tenant shall be entitled to the following additional sign rights: (i) one (1) eyebrow sign located on the exterior of the Building in the area identified in Exhibit A-2 attached hereto at maximum signage square footage allowable with the City of Irvine, (ii) one (1) sign panel on the multi-tenant sign to be installed by Landlord on the exterior of Parking Structure PS#6 (the “PS#6 Sign”), which panel shall be located in one of the top three (3) panel locations as determined by Landlord, and the PS#6 Sign shall be approximately located as depicted in Exhibit A-3 attached hereto, (iii) Tenant’s name on the monument sign located on the Plaza Deck of the Project approximately located as depicted in Exhibit A-4 attached hereto, and (iv) identity signage in the locations identified in Exhibit A-5 attached hereto. Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that Landlord’s installation of the PS#6 Sign is subject to approval by the City, and Landlord shall use commercially reasonable efforts to obtain permits and approvals for and to install the PS#6 Sign within one (1) year following the Commencement Date. Tenant shall have no right to place any other sign elsewhere on the Premises (other than lobby and suite signage). Landlord shall install all sign rights granted to Tenant under this Section 1.25. Tenant shall be responsible, at its sole cost and expense (but subject to application of the Allowance as applicable), for all costs associated with the design, fabrication, permitting, installation, utility usage, insurance, repair, maintenance, replacement, and removal of all Tenant’s sign granted under this Section 1.26 and the repair of any damage to the Building or monument resulting from the removal of such signage. The sign rights granted herein are personal to the original Tenant executing this Lease or a Permitted Transferee and may not be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease or a Permitted Transferee; provided, however, that the name of such Permitted Transferee or Transferee is not an Objectionable Name. “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend landlords of comparable buildings in the vicinity of the Facility. The sign rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease, nor may any sign right granted herein be separated from the Lease in any manner, either by reservation or otherwise without Landlord’s consent or as otherwise expressly permitted in this Lease. Landlord, as part of Operating Expenses, shall maintain the trees and shrubs near Tenant’s eyebrow sign to maintain visibility from the Plaza Deck of the Project.

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STANDARD LEASE PROVISIONS

ARTICLE 2 - LEASE

2.1       Lease Elements; Definitions; Exhibits. The Lease is comprised of the Lease Summary and Property Specific Provisions (the “Summary”), these Standard Lease Provisions (“Standard Provisions”) and all exhibits, and riders attached hereto (collectively, “Exhibits”), all of which are incorporated together as part of one and the same instrument. All references in any such documents and instruments to “Lease” means the Summary, these Standard Provisions and all Exhibits attached hereto. All terms used in this Lease shall have the meanings ascribed to such terms in the Summary, these Standard Provisions and any Exhibits. To the extent of any inconsistency between the terms and conditions of the Summary, these Standard Provisions, or any Exhibits attached hereto, the Summary and any Exhibits attached hereto shall control over these Standard Provisions.

ARTICLE 3 - PREMISES

3.1       Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, upon and subject to, the terms, covenants and conditions of this Lease. Each party covenants and agrees, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

                 3.2       Landlord’s Reserved Rights. The Facility Common Areas and the Project Common Areas are subject to the management and control of Landlord and/or the REA Managing Agent. In the sole and absolute discretion of Landlord and/or the REA Managing Agent but subject to terms of this Section 3.2, Landlord and/or the REA Managing Agent may construct, alter, reconfigure and change the shape and size of the Facility Common Areas and the Project Common Areas, and may install, repair, replace, renovate, alter, expand, improve or relocate improvements within the Facility Common Areas and Project Common Areas or any other portion of the Park Place Project. Provided the same does not unreasonably, materially and adversely interfere with Tenant’s use or access of the Premises, Tenant acknowledges and agrees that subject to the provisions of this Section 3.2 and the obligation of Landlord to comply with the terms and provisions of this Lease, (i) the shape and size of the Park Place Project and any existing or contemplated improvements in the Park Place Project may be changed in the sole and absolute discretion of Landlord or other owners at the Park Place Project, including, without limitation, changes to the existing concourse level of the Facility, (ii) Landlord, the REA Managing Agent and/or the other owners at the Park Place Project shall have the right, but not the obligation, to construct additional improvements to the Park Place Project, including, without limitation, additional office and/or residential and/or retail improvements, and may modify, add or delete Project Common Areas and other related improvements in connection with such improvements, and (iii) Landlord, the REA Managing Agent, and/or the other owners of the Park Place Project shall have the right to otherwise manage and operate the Project Common Areas and do and perform such other acts and make such other changes in, to or with respect to the Park Place Project as Landlord and/or the REA Managing Agent may reasonably deem appropriate as permitted by the terms of the Project REA and subject to their compliance with the requirements of this Section 3.2. Tenant acknowledges that portions of the Park Place Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully-constructed project; provided that Landlord shall use (or shall cause the REA Managing Agent or other owners at the Park Place Project to use) commercially reasonable measures to minimize the level of noise, dust, and obstruction of access to the Premises that result from construction of other improvements in the Park Place Project during the Term of this Lease taking into account the level of noise, dust and obstructions of access that are typically associated with the construction of buildings, roadways and similar improvements in and around existing office buildings in Orange County, California, provided, in no event shall such activities materially and adversely affect Tenant’s access to or use of the Premises. Provided the same does not unreasonably and materially interfere with Tenant’s use or access of the Premises, Landlord and/or the REA Managing Agent may: (a) install, repair, replace or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Facility above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises or the rest of the Facility; (b) repair, renovate, alter, expand or improve the Facility; (c) make changes to any of the Facility Common Areas, including, without limitation, changes in the location, size, shape and number of entrances, exits, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the Facility Common Areas for maintenance purposes as long as reasonable access to the Premises remains available; (e) use the Facility Common Areas while engaged in making additional improvements, repairs or alterations to the Facility, or any portion thereof; and (f) do and perform such other acts and make such other changes in, to or with respect to the Facility Common Areas as Landlord may reasonably deem appropriate subject to the terms of this Section 3.2. Any part of the Project Common Areas and/or Facility Common Areas may be closed for such periods of time as may be necessary or appropriate in order to facilitate construction activities, make repairs or alterations, prevent the public from obtaining prescriptive rights, or to utilize such areas for such purposes, including without limitation, the holding of special events, as may be reasonably determined to be in the best interest of the Park Place Project by Landlord and/or the REA Managing Agent; provided that in any event, the exercise of the rights and powers provided in this Section 3.2 shall not materially adversely affect Tenant’s use of and access to the Premises, or otherwise materially adversely affect Tenant’s rights and obligations under this Lease. Tenant hereby waives any and all rent offsets (except as may be expressly provided elsewhere in this Lease) or claims of constructive eviction that may arise in connection with any construction performed in accordance with this Section 3.2. Similarly, any diminution or shutting off of light, air, or view by any structure that may be erected on lands adjacent to the Facility Property and changes from time to time in the development plans for the Park Place Project shall not affect this Lease or impose any liability on Landlord. Tenant acknowledges that, except as expressly set forth in this Lease, it has not relied on any representations, whether oral or written, regarding any improvements that may comprise the Park Place Project in entering into this Lease. If Landlord is required to reconfigure the Premises as a result of any changes to the Facility Common Areas and/or any other elements of the Facility as a result of Landlord’s exercise of its rights under this

Section 3.2, Landlord shall provide Tenant with reasonable advance written notice of the construction schedule to the extent that the Premises are affected, Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant’s business as a result of any such construction and Landlord’s activities shall not restrict Tenant from utilizing all or any portion of the Premises during the construction without commercially reasonable accommodation to Tenant for the loss of use with respect to the same.

ARTICLE 4 - TERM AND POSSESSION

4.1       Term; Notice of Lease Dates. The Term shall be for the period designated in the Summary commencing on the Commencement Date and ending on the Expiration Date, unless the Term is sooner terminated or extended as provided in this Lease. If the Commencement Date falls on any day other than the first day of a calendar month then the Term will be measured from the first day of the month following the month in which the Commencement Date occurs. Within ten (10) business days after Landlord’s written request, Tenant shall execute a written confirmation of the Commencement Date and Expiration Date of the Term in the form of the Notice of Lease Term Dates attached hereto as Exhibit D. The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant reasonably objects thereto in writing within such ten (10) business day period.

4.2       Possession. Landlord shall deliver possession of the Premises to Tenant with the Tenant Improvements Substantially Complete as provided in the Work Letter, subject to the provisions of Section 4.3 below. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) a copy of this Lease fully executed by Tenant; (ii) any Security Deposit, Guaranty and/or Letter of Credit required hereunder and the first installment of Monthly Base Rent and Additional Rent, if any, due under this Lease; and (iii) copies of Tenant’s insurance certificates as required hereunder.

4.3       Condition of Premises. Tenant acknowledges that, except as otherwise expressly set forth in this Lease and the Work Letter, if any, (i) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Facility or the Project or the condition thereof, or with respect to the suitability thereof for the conduct of Tenant’s business, and (ii) the acceptance of possession of the Premises by Tenant shall establish that the Premises, the Building, the Facility and the Project were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to the Work Letter completed and without any obligation on Landlord’s part to make any further alterations, upgrades or improvements thereto, subject only to completion of minor punch-list items identified by the parties to be corrected by Landlord, if any, as provided in the Work Letter. Subject to the completion of Landlord’s Work and subject to Landlord’s obligations regarding payment of the Allowance and further subject to any representations and warranties of Landlord expressly set forth in this Lease, Tenant accepts possession of the Premises in its current, “as is” condition. The warranties made by Landlord in this Section 4.3 shall be of no force or effect if immediately prior to the Commencement Date or Early Access Period, if applicable, Tenant was the owner or occupant of the Premises. In such event, Tenant shall be responsible for any necessary corrective work. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises, the Facility, the Building nor the Property have undergone inspection by a Certified Access Specialist.

4.4       Early Access. So long as Landlord has received from Tenant the first month’s Monthly Base Rent due pursuant to Section 5.1 of this Lease, certificates satisfactory to Landlord evidencing the insurance required to be carried by Tenant under this Lease, and the Letter of Credit, and so long as the Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements, Landlord shall give Tenant and Tenant’s designated contractors access to the Premises thirty (30) days prior to the Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures, and equipment (“Tenant’s Work”), and the Early Access Period shall be identified in the Work Schedule (as defined in the Work Letter). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense (subject, however, to reimbursement from the Allowance as set forth in the Work Letter). Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease, except that Tenant shall not be obligated to pay Rent during the Early Access Period until the Commencement Date.

ARTICLE 5 - RENT

5.1       Monthly Base Rent. Tenant agrees to pay Landlord, the Monthly Base Rent as designated in the Summary. Monthly Base Rent and recurring monthly charges of Additional Rent (defined below) shall be paid by Tenant in advance on the first day of each and every calendar month (“Due Date”) during the Term, except that the first full month’s Monthly Base Rent and Additional Rent, if any, shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Base Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

                 5.2       Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to Monthly Base Rent, if any, including, without limitation, payments for Operating Expenses, Taxes, Insurance Costs and Utilities Costs to the extent payable by Tenant under this Lease shall be considered “Additional Rent”, and the word “Rent” in this Lease shall include Monthly Base Rent and all such Additional Rent unless the context specifically states or clearly implies that only Monthly Base Rent is referenced. Rent shall be paid to Landlord, without any prior notice or demand therefor and without any notice, deduction or offset, in lawful money of the United States of America.

5.3       Late Charges & Interest Rate. If Landlord does not receive Rent or any other payment due from Tenant within five (5) days after the Due Date, Tenant shall pay to Landlord a late charge equal to eight percent (8%) of such past due Rent or other payment. Tenant agrees that this late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any late charge shall not constitute a waiver by Landlord of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord. If any installment of Monthly Base Rent or Additional Rent, or any other amount payable by Tenant hereunder is not received by Landlord by the Due Date, it shall bear interest at the Interest Rate set forth in the Summary from the Due Date until paid. All interest, and any late charges imposed pursuant to this Section 5.3, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

ARTICLE 6 - LETTER OF CREDIT

6.1       General Provisions. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as additional collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any Default by Tenant under this Lease, including, but not limited to, any post lease termination damages under section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit H attached hereto and containing the terms required herein, in the face amount of One Million and No/100 Dollars ($1,000,000.00) (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued by a financial institution acceptable to Landlord in Landlord’s sole discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount (as the same may be reduced as described in Section 6.6 below) through the date (the “Final LC Expiration Date”) that is 120 days after the scheduled expiration date of the Term or any Option Term of this Lease unless Tenant is entitled to earlier terminate the Letter of Credit in accordance with Section 6.6. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 6, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

6.2       Drawings under Letter of Credit. Landlord shall have the immediate right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time: (i) In the event of a Default as defined in Section 22.1 of the Lease; or (ii) If the Letter of Credit held by Landlord expires (or is set to expire) earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section 6.2. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Default by Tenant under this Lease or upon the occurrence of any of the other events described above in this Section 6.2. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post a replacement Letter of Credit simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the Letter of Credit that Landlord’s draw was erroneous.

6.3       Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw in accordance with Section 6.2 above (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (i) against any rent payable by Tenant under this Lease that is not paid when due; (ii) against all losses and damages that Landlord has suffered as a result of any Default by Tenant under this Lease, including any damages arising under section 1951.2 of the California Civil Code following termination of the Lease; (iii) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (iv) against any other amount that Landlord may spend by reason of Tenant’s Default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within thirty (30) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

6.4       Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 6, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall, at Landlord’s election, constitute an uncurable event of default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

6.5       Transfer of Letter of Credit. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within thirty (30) days after Landlord’s written request therefor.

6.6       Reduction in Letter of Credit Amount. Subject to the provisions of this Section 6.6 and provided that Tenant is not then in actual default of any provision of this Lease beyond the applicable notice and cure period, and provided that no event of Default (as defined in Article 22 of this Lease) has occurred at any time prior to the Termination Date (defined below) or a Reduction Date (defined below), as applicable, Tenant shall be entitled to reduce the Letter of Credit as provided below. If Tenant is not then in actual default of any provision of this Lease beyond the applicable notice and cure period, and provided that no event of Default (as defined in Article 22 of this Lease) has occurred at any time prior to the applicable “Reduction Date” in question, Tenant shall then be entitled to reduce the Letter of Credit by the following amounts at the following times: (i) Four Hundred Thousand and No/100 Dollars ($400,000,000) effective as of the first day of the thirty-seventh (37th) full calendar month of the initial Term (the “First Reduction Date”) and, (ii) by an additional Two Hundred Thousand and No/100 Dollars ($200,000.00) effective as of the first day of the sixty-first (61st) fully calendar month of the initial Term (the “Second Reduction Date”).

        If Tenant is entitled to cancel the Letter of Credit or reduce the Letter of Credit on a Reduction Date, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable reduction or cancellation of the Letter of Credit, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided Tenant is not then in Default under this Lease.

6.7       Nature of Letter of Credit. Landlord and Tenant (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exists or as may be hereafter amended or succeeded (“Security Deposit Laws”), (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (A) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (B) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 6.7 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omissions of Tenant, including any damages Landlord suffers following termination of this Lease.

ARTICLE 7- OPERATING EXPENSES/UTILITIES/SERVICES

7.1       Operating Expenses. Tenant shall pay for or contribute to the costs of operation, maintenance, repair and replacement of the Premises, the Facility and the Project Common Areas as part of Operating Expenses as provided in the Summary.

7.2       Facility Utilities and Services. Utilities and services to the Premises and the Facility are described in the Summary.

                 7.3       Facility Taxes. As used in this Lease, the term “Taxes” means: All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, license or use fees, excises, transit charges, and other impositions of any kind (including fees “in-lieu” or in substitution of any such tax or assessment) which are now or hereafter assessed, levied, charged or imposed by any public authority upon the Facility or any portion thereof, Landlord’s operations or the Rent derived therefrom (or any portion or component thereof, or the ownership, operation, or transfer thereof), and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize the same. Taxes shall not include inheritance or estate taxes imposed upon or assessed against the interest of Landlord, gift taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business or any other taxes computed upon the basis of the net income of Landlord. If it shall not be lawful for Tenant to reimburse Landlord for any such Taxes, the Monthly Base Rent payable to Landlord under this Lease shall be revised to net Landlord the same net rent after imposition of any such Taxes by Landlord as would have been payable to Landlord prior to the payment of any such Taxes. Tenant shall pay for or contribute to Taxes as part of Operating Expenses as provided in the Summary. Notwithstanding anything herein to the contrary, Tenant shall be liable for all taxes levied or assessed against personal property, furniture, fixtures, above-standard Tenant Improvements and alterations, additions or improvements placed by or for Tenant in the Premises. Furthermore, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services provided herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

7.4       Insurance Costs. As used in this Lease, “Insurance Costs” means the cost of insurance obtained by Landlord pursuant to Article 15 (including self-insured amounts and deductibles, if any). Tenant shall pay for or contribute to Insurance Costs as part of Operating Expenses as provided in the Summary.

7.5       Interruption of Utilities. Landlord shall have no liability to Tenant for any interruption in utilities or services to be provided to the Premises when such failure is caused by all or any of the following: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control including without limitation, any electrical power “brown-out” or “black-out”; or (f) any other cause beyond Landlord’s reasonable control. In addition, in the event of any such interruption in utilities or services, Tenant shall not be entitled to any abatement or reduction of Rent (except as expressly provided in Articles 17 and 18 if such failure is a result of any casualty damage or taking described therein and except in the event of an “Abatement Event” as described below), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any stoppage or interruption of services or utilities which are not obtained directly by Tenant, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable. Tenant hereby waives the provisions of any applicable existing or future Law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services (including, without limitation, the provisions of California Civil Code Section 1932(1)). Notwithstanding the foregoing, an “Abatement Event” shall occur if an event that prevents Tenant from using or occupying the Premises, or any portion thereof, as a result of any failure to provide, or a diminution in the quality or quantity of, utilities, access or services to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by or arises out of (A) the negligence or willful misconduct of Landlord, its agents, employees or contractors (and expressly excluding any service provider initiated “brown-out,” “black-out,” or other interruption in service), or (B) Landlord’s exercise of its rights, or the performance of its obligations, under this Lease. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Monthly Base Rent shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square footage of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rental square footage of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is (in Tenant’s reasonable determination) not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Monthly Base Rent for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Monthly Base Rent allocable to such reoccupied portion, based on the proportion that the rental square footage of such reoccupied portion of the Premises bears to the total rental square footage of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the restoration of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes as reasonably determined by Tenant, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent. The term “Eligibility Period” shall mean a period of three (3) consecutive business days after Landlord’s receipt of the applicable Abatement Notice. Such right to abate Monthly Base Rent shall be Tenant’s sole remedy for an Abatement Event. This paragraph shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

ARTICLE 8 - MAINTENANCE AND REPAIR

8.1       Landlord’s Repair Obligations. Except as otherwise expressly provided in this Lease (or as set forth in the Work Letter), Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Except as otherwise stated in the Summary, Tenant waives the right to make repairs at Landlord’s expense under any applicable Laws (including, without limitation, the provisions of California Civil Code Sections 1941 and 1942 and any successor statutes or laws of a similar nature). All other repair and maintenance of the Premises, the Building, the Facility and the Property to be performed by Landlord, if any, shall be as provided in the Summary.

                 8.2       Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth elsewhere in this Lease and in Section 8.1 above and in the Summary, Tenant shall at all times and at Tenant’s sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the interior of the Premises and all parts thereof including, without limitation, all Tenant Improvements, Alterations, and all furniture, fixtures and equipment, including, without limitation, all computer, telephone and data cabling and equipment, Tenant’s signs, if any, door locks, closing devices, security devices, interior of windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen, restroom facilities and/or appliances of any kind located within the Premises, if any, custom lighting, and any additions and other property located within the Premises, so as to keep all of the foregoing elements of the Premises in good condition and repair, reasonable wear and tear and casualty damage excepted. Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the negligence or willful misconduct of Landlord, its agents or employees. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) that are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. All other repair and maintenance to be performed by Tenant, if any, shall be as provided in the Summary. If Tenant refuses or neglects to perform any repair and maintenance required of Tenant under this Lease properly as required hereunder to the reasonable satisfaction of Landlord, then at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance (provided that Tenant has not commenced such repair and maintenance), Landlord may perform such repairs and/or maintenance on Tenant’s behalf, and upon completion thereof, Tenant agrees to pay to Landlord as Additional Rent, Landlord’s costs for performing such maintenance and/or repairs plus an amount not to exceed ten percent (10%) of such costs for overhead, within ten (10) business days after receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such ten (10) business day period will bear interest at the Interest Rate until paid by Tenant.

ARTICLE 9 - USE

              Tenant shall procure, at its sole cost and expense, any and all permits required by applicable Law for Tenant’s use and occupancy of the Premises. Tenant shall use the Premises solely for the Permitted Use specified in the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without Landlord’s prior written approval. Tenant shall observe and comply with the Rules and Regulations attached hereto as Exhibit E, as the same may be reasonably modified by Landlord from time to time, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all Laws and all requirements of any board of fire underwriters or similar body relating to the Premises now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises (whether, except as otherwise provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises and regardless of the period of time remaining in the Term); provided, however, Landlord shall be responsible, at Landlord’s sole cost and expense (and not as part of Operating Expenses), for any ADA upgrades in the Common Areas required in connection with the Tenant Improvements so long as such upgrades are required for a general office use in the Premises, and not Tenant’s specific use. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything that will obstruct or interfere with the rights of other tenants or occupants of the Facility or the Project, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building, the Facility or any other portion of the Project, nor commit or suffer to be committed any waste in, on or about the Premises. Without limiting the foregoing, Tenant is prohibited from engaging or permitting others to engage in any activity which would be a violation of any state and/or federal laws relating to the use, sale, possession, cultivation and/or distribution of any controlled substances (whether for commercial or personal purposes) regulated under any applicable law or other applicable law relating to the medicinal use and/or distribution of marijuana (otherwise known as the Compassionate Use Act of 1996) (“Prohibited Drug Law Activities”).

ARTICLE 10 - HAZARDOUS MATERIALS

              As used in this Lease, the term “Environmental Law(s)” means any past, present or future federal, state or local Law relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. As used in this Lease, the term “Hazardous Materials” means and includes any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Laws including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials, and motor vehicle fuel stored in fuel tanks of motor vehicles used on site in compliance with all Environmental Laws (some or all of which may constitute Hazardous Materials), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Facility, the Common Areas or any other portion of the Project by Tenant, its agents, officers, directors, shareholders, members, managers, partners, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building, the Facility and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, the Facility and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, shareholders, partners, officers, directors, managers, employees, agents, contractors, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building, the Facility or any other portion of the Project which are caused or permitted by Tenant or any of Tenant’s Parties. The provisions of this Article 10 will survive the expiration or earlier termination of this Lease. Tenant shall give Landlord written notice of any evidence of Mold, water leaks or water infiltration in the Premises promptly upon discovery of same. At its expense, Tenant shall investigate, clean up and remediate any Mold in the Premises. Investigation, clean up and remediation may be performed only after Tenant has Landlord’s written approval of a plan for such remediation. All clean up and remediation shall be done in compliance with all applicable Laws and to the reasonable satisfaction of Landlord. As used in this Lease, “Mold” means mold, fungi, spores, microbial matter, mycotoxins and microbiological organic compounds.

ARTICLE 11 - PARKING

              During the Term, Tenant shall be entitled to utilize, and obligated to pay for, the number and type of parking spaces specified in the Summary within the parking areas for the Facility as designated by Landlord from time to time. Subject to Landlord’s rights under the REA, Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and the Facility (including whether such areas shall be surface, underground and/or other structures). In addition, Landlord may, in its discretion, designate any unreserved parking spaces as reserved parking. The terms and conditions for parking at the Facility shall be as specified in the Summary, this Article 11 and in the Parking Rules and Regulations contained in Exhibit G attached hereto, as the same may be modified by Landlord from time to time. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants, if any, or for such other uses such as visitor, handicapped or other special purpose parking. Tenant’s visitors shall be entitled to access to the parking areas at the Project which are designated for visitor use, subject to availability of spaces and the terms of the Summary.

ARTICLE 12 - TENANT SIGNS

              Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a Facility standard suite/unit door sign. Subsequent changes to Tenant’s sign and/or any additional signs, to the extent permitted by Landlord herein, shall be made or installed by Landlord at Tenant’s sole cost and expense. All aspects of any such signs shall be subject to the prior written consent of Landlord (which shall not be unreasonably withheld), and shall be per Landlord’s standard specifications and materials, as revised by Landlord from time to time. Tenant shall have no right to install or maintain any other signs, banners, advertising, notices, displays, stickers, decals or any other logo or identification of any person, product or service whatsoever, in any location on or in the Facility except as (i) shall have been expressly approved by Landlord in writing prior to the installation thereof (which approval may be granted or withheld in Landlord’s sole and absolute discretion), (ii) shall not violate any signage restrictions or exclusive sign rights contained in any then existing leases with other tenants of the Facility, if any, and (iii) are consistent and compatible with all applicable Laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Facility, if any. Landlord shall have the right to remove any signs or signage material installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) business days after written demand by Landlord. Any additional sign rights of Tenant, if any, shall be as provided in the Summary.

ARTICLE 13 - ALTERATIONS

      13.1       Alterations. After installation of the initial Tenant Improvements for the Premises (which shall be subject to the terms and conditions of the Work Letter), Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (“Alteration(s)”) subject to and upon the following terms and conditions:

a.       Tenant shall not make any Alterations which: (i) affect any area outside the Premises including the outside appearance, character or use of any portions of the Building or other portions of the Facility; (ii) affect the Building’s roof, roof membrane, any structural component or any base building equipment, services or systems (including fire and life/safety systems), or the proper functioning thereof, or Landlord’s access thereto; (iii) in the reasonable opinion of Landlord, lessen the value of the Building or the Facility; (iv) will violate or require a change in any occupancy certificate applicable to the Premises; or (v) could trigger a legal requirement which would require Landlord to make any alteration or improvement to the Premises, Building, Facility or other aspect of the Project.

b.       Tenant shall not make any Alterations not prohibited by Section 13.1(a), unless Tenant first obtains Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, provided Landlord’s prior approval shall not be required for any Alterations that is not prohibited by Section 13.1(a) above and is of a cosmetic nature that satisfies all of the following conditions (hereinafter a “Pre-Approved Alteration”): (i) the costs of such Alterations do not exceed $3.00 per rentable square foot of the Premises; (ii) to the extent reasonably required by Landlord or by law due to the nature of the work being performed, Tenant delivers to Landlord final plans, specifications, working drawings, permits and approvals for such Alterations at least ten (10) days prior to commencement of the work thereof; (iii) Tenant and such Alterations otherwise satisfy all other conditions set forth in this Section 13.1; and (iv) the making of such Alterations will not otherwise cause a default by Tenant under any provision of this Lease. Tenant shall provide Landlord with ten (10) days’ prior written notice before commencing any Alterations. In addition, before proceeding with any Alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Alterations, and (B) if the cost of such Alterations exceeds $25,000.00, a completion and lien indemnity bond, or other surety satisfactory to Landlord for such Alterations. Landlord’s approval of any plans, contractor(s) and subcontractors) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability with respect to such Alterations and will create no liability or responsibility on Landlord’s part concerning the completeness of such Alterations or their design sufficiency or compliance with Laws.

c.       All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings, if any; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all building codes and Laws; (iv) in such a manner so as not to impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; (v) by licensed and bondable contractors, subcontractors and vendors selected by Tenant and reasonably approved by Landlord (provided Landlord reserves the right to require Tenant to utilize Landlord’s preferred contractors, subcontractors and vendors for certain work performed within the Premises or as to systems serving the Premises as approved by Landlord such as for fire/life safety, HVAC control work, architectural and engineering services), and (vi) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate. Tenant shall pay to Landlord, within ten (10) days after written demand, the costs of any increased insurance premiums incurred by Landlord to include such Alterations in the causes of loss - special form property insurance obtained by Landlord pursuant to this Lease, if Landlord elects in writing to insure such Alterations; provided, however, Landlord shall not be required to include the Alterations under such insurance. If the Alterations are not included in Landlord’s insurance, Tenant shall insure the Alterations under its causes of loss-special form property insurance pursuant to this Lease.

d.       Tenant shall pay to Landlord, as Additional Rent, the reasonable costs of Landlord’s engineers and other consultants for review of all plans, specifications and working drawings for the Alterations not to exceed $1,500, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Alterations, a construction supervision fee equal to five percent (5%) of the total cost of the Alterations and the actual, reasonable costs incurred by Landlord for any services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

e.       Throughout the performance of the Alterations, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the insurance provisions of this Lease.

      13.2       Removal of Alterations. All Alterations and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term; provided, however, Landlord may, by written notice delivered to Tenant within ten (10) days after Landlord’s receipt of plans for any Alterations identify those Alterations which Landlord shall require Tenant to remove at the end of the Term. If, and only if, Landlord timely requires Tenant to remove any such Alterations, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal to its original condition. Notwithstanding the foregoing, the parties acknowledge and agree that the Tenant Improvements constructed pursuant to the Work Letter shall not be required to be removed at the end of the Term.

      13.3       Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Facility or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any of Tenant’s Parties. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such liens to be released of record or bonded so that such lien(s) no longer affect(s) title to the Property, the Facility or the Premises. If Tenant fails to cause any such lien to be released or bonded within ten (10) days after filing thereof, Landlord may cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien, and Tenant shall reimburse Landlord within five (5) business days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

ARTICLE 14 - TENANT’S INSURANCE

      14.1       Tenant’s Insurance. On or before the earlier of any Early Access Period, the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance with limits of coverage as set forth in Section 1.14 of the Summary:

a.       Special Form (formerly known as “all risk”) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or the Facility, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations (but excluding the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less then the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the Mortgagees of Landlord shall be presumptive.

b.       Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability. The limits of liability of such commercial general liability insurance may be increased every three (3) years during the Term upon reasonable prior notice by Landlord to an amount reasonably required by Landlord and appropriate for tenants of buildings comparable to the Facility.

c.       Commercial Automobile Liability covering all owned, hired and non-owned automobiles.

d.       Worker’s compensation, in statutory amounts and employers liability, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

e.       Umbrella liability insurance on an occurrence basis, in excess of and following the form of the underlying insurance described in Section 14.1.b. and 14.1.c. and the employer’s liability coverage in Section 14.1 .d. which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance, subject to customary commercially reasonable deductible amounts imposed on umbrella policies.

f.       If Tenant’s business includes professional services, Tenant shall, at Tenant’s expense, maintain in full force and effect professional liability (also known as errors and omissions insurance), covering Tenant and Tenant’s employees from work related negligence and liability in trade.

g.       Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for 12 months of direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Facility as a result of such perils.

h.       Any other form or forms of insurance as Tenant or Landlord or the Mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant of a building similar to the Facility would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

      14.2       Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord’s Mortgagees and are authorized to do business in the state in which the Facility is located and rated not less than Financial Size X, and with a Financial Strength rating of A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 14.1.a. and 14.1.g. above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) not have a deductible amount exceeding Five Thousand Dollars ($5,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation; (g) require the insurer to notify Landlord and any other additional insureds in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 14.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Article 14. Tenant shall cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

                       14.3       Effect on Insurance. Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy or coverage maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord. If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Facility or the Property, Tenant shall either discontinue the activities affecting the insurance or pay such increase as Additional Rent within ten (10) days after being billed therefor by Landlord. If any insurance coverage carried by Landlord pursuant to this Lease or otherwise with respect to the Facility or the Property shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises other than as allowed by the Permitted Use by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) business days after notice thereof, Tenant shall be deemed to be in default under this Lease and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

ARTICLE 15 - LANDLORD’S INSURANCE

During the Term, Landlord shall maintain property insurance written on a Special Form (formerly known as “all risk”) basis covering the Property and the Facility, including the initial Tenant Improvements (excluding, however, Tenant’s furniture, equipment and other personal property and Alterations, unless Landlord otherwise elects to insure the Alterations pursuant to Section 13.1 above) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Facility is located. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies that Landlord has in force for other buildings and projects. In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to carry any other form or forms of insurance as Landlord or the Mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Article 15 (including self-insured amounts and deductibles) shall be included in Insurance Costs, except that any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Facility standard shall not be included as Insurance Costs, but shall be paid by Tenant within thirty (30) days after invoice from Landlord.

ARTICLE 16 - INDEMNIFICATION AND EXCULPATION

16.1       Tenant’s Assumption of Risk and Waiver. Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and/or except to the extent such matter is attributable to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, Landlord shall not be liable to Tenant, or any of Tenant’s Parties for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling ceiling tiles masonry, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, (iv) any such damage caused by other tenants, Occupants, Permittees or other persons in the Premises, or other Occupants or Permittees of any other portions of the Facility, or the public, or caused by operations in construction of any private, public or quasi-public work, or (v) any interruption of utilities and services. Landlord shall in no event be liable to Tenant or any other person for any consequential damages, special or punitive damages, or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 16.1, all property of Tenant and Tenant’s Parties kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. Landlord or its agents shall not be liable for interference with light or other intangible rights.

16.2       Tenant’s Indemnification. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including, without limitation, attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence in the Premises following the date Landlord delivers possession of all or any portion of the Premises to Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, (b) any act or omission of Tenant or any of Tenant’s Parties; (c) the use of the Premises, the Building, the Facility and the Project and conduct of Tenant’s business by Tenant or any of Tenant’s Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant’s Parties, in or about the Premises, the Building, the Facility or elsewhere in the Project; and/or (d) any default by Tenant as to any obligations on Tenant’s part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof, whether or not Landlord or any Landlord Parties has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant’s indemnification obligations under this Section 16.2 and elsewhere in this Lease shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Section 16.1 and this Section 16.2 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

ARTICLE 17- CASUALTY DAMAGE/DESTRUCTION

                17.1       Landlord’s Rights and Obligations. If the Premises or the Building is damaged by fire or other casualty not caused by the negligence or willful misconduct of Tenant (“Casualty”) to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such Casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to this Lease), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete from the date of Casualty, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either: (a) repair, reconstruct and restore the portion of the Premises or Building damaged by such Casualty (including the Tenant Improvements, the Alterations that Landlord elects to insure pursuant to Section 13.1 and, to the extent of insurance proceeds received from Tenant, the Alterations that Tenant is required to insure pursuant to Section 13.1), in which case this Lease shall continue in full force and effect; or (b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate. Under any of the conditions of this Section 17.1, Landlord shall give written notice to Tenant (“Determination Notice”) of (i) the length of time it will take to repair and (ii) its intention to repair or terminate within the later of sixty (60) days after the occurrence of such Casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor or, as applicable, thirty (30) days after Landlord receives approval from Landlord’s Mortgagee to rebuild.

17.2       Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Alterations (to the extent such items are not covered by Landlord’s casualty insurance obtained by Landlord pursuant to this Lease) and with respect to Alterations in the Premises that Tenant is required to insure pursuant to Section 13.1, excluding proceeds for Tenant’s furniture and other personal property, whether or not this Lease is terminated as permitted in Section 17.1, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Alterations which Tenant is required to insure pursuant to Section 13.1 hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Alterations which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Alterations, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

17.3       Abatement of Rent. If as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises, but only to the extent of the proceeds that Landlord receives from the rental loss insurance maintained by Landlord, from the date of the damage until the Premises is restored. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant’s Parties, there shall be no abatement of Rent. Except for abatement of Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

17.4       Inability to Complete. Notwithstanding anything to the contrary contained in this Article 17, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 17.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is five (5) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 17.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure, and delays caused by Tenant or any of Tenant’s Parties), then Landlord or Tenant may elect to terminate this Lease upon thirty (30) days’ prior written notice to the other party; provided, however, if Landlord completes such repair, reconstruction and/or restoration prior to the expiration of such thirty (30) day notice period, then the Lease shall not terminate, and Tenant’s election to terminate the Lease in accordance with this Section 17.4 shall be null, void and of no further force and effect.

17.5       Damage to the Property. If there is a total destruction of the improvements on the Property or partial destruction of such improvements, the cost of restoration of which would exceed one-third (1/3) of the then replacement value of all improvements on the Property, by any cause whatsoever, whether or not insured against and whether or not the Premises are partially or totally destroyed, Landlord may within a period of one hundred eighty (180) days after the occurrence of such destruction, notify Tenant in writing that it elects not to so reconstruct or restore such improvements, in which event this Lease shall cease and terminate as of the date of such destruction.

17.6       Damage Near End of Term. In addition to its termination rights in Sections 17.1, 17.4 and 17.5 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term and Landlord’s contractor estimates in writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) sixty (60) days after the date of such Casualty.

                 17.7       Tenant’s Termination Right. In the event of any damage or destruction which affects Tenant’s use and enjoyment of the Premises which is not caused by Tenant or any of Tenant’s Parties, if the Determination Notice indicates that the time for repairs will exceed two hundred forty (240) days, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within ten (10) business days after receipt of the Determination Notice. If Tenant fails to deliver written notice to Landlord of its election to terminate the Lease within ten (10) business after receipt of the Determination Notice, Tenant shall be deemed to have irrevocably waived its right to terminate the Lease under this Section 17.7.

17.8       Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, except as expressly provided herein, Tenant hereby waives any and all provisions of applicable Law that provide alternative rights for the parties in the event of damage or destruction (including, without limitation, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 and any successor statute or laws of a similar nature).

ARTICLE 18 - CONDEMNATION

18.1       Substantial or Partial Taking. Subject to the provisions of Section 18.3 below, either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building and/or the Facility. The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and all other elements of this Lease which are dependent upon the area of the Premises, the Building or the Facility shall be appropriately adjusted to account for any reduction in the square footage of the Premises, Building or Facility, as applicable. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s furniture, fixtures, equipment and other personal property, loss of goodwill and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award.

18.2       Condemnation Award. Subject to the provisions of Section 18.3 below, in connection with any Taking of the Premises or the Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

18.3       Temporary Taking. In the event of a Taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 18.3, a temporary taking shall be defined as a taking for a period of two hundred seventy (270) days or less.

18.4       Waiver. Tenant hereby waives any rights it may have pursuant to any applicable Laws (including, without limitation, any rights Tenant might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure) and agrees that the provisions hereof shall govern the parties’ rights in the event of any Taking.

ARTICLE 19 - WAIVER OF CLAIMS; WAIVER OF SUBROGATION

19.1       Waiver. Landlord and Tenant each hereby waive any and all rights of recovery against the other party for any loss or damage arising from any event that (i) would be insured against under the terms of the “all risk” and/or the business interruption, loss of income and extra expenses/rental interruption insurance policy(ies) required to be carried by such party hereunder; or (ii) is insured against under the terms of any such insurance actually carried by such party, regardless of whether the same is required hereunder, provided that such waiver shall apply only to the extent of any recovery by the injured party under such insurance (or to the extent of any recovery that the injured party would have received had they carried the “all risk” and/or the business interruption, loss of income and extra expenses/rental interruption insurance policy(ies) required to be carried hereunder). The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

19.2       Waiver of Insurers. Each party hereto, on behalf of its respective insurance companies hereby waives, up to and only to the extent of any recovery under any such insurance policies, any right of subrogation that one may have against the other. Each party hereto shall cause its respective insurance policies to contain endorsements evidencing such waivers of subrogation. The provisions of this Section shall not apply in those instances in which a waiver of subrogation is not obtainable in the current industry insurance market. If either party fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

ARTICLE 20 - ASSIGNMENT AND SUBLETTING

                 20.1       Restriction on Transfer. Except with respect to a Permitted Transfer pursuant to Section 20.6 below, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like being sometimes referred to as a “Transfer”). In no event may Tenant encumber or hypothecate this Lease or the Premises. This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law. Any Transfer without Landlord’s consent (except for a Permitted Transfer pursuant to Section 20.6 below) shall constitute a default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. For purposes of this Article 20, other than with respect to a Permitted Transfer under Section 20.6 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Article 20.

20.2       Landlord’s Options. If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and conditions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and such evidence of financial responsibility and standing as Landlord may reasonably require of the Transferee, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, within fifteen (15) business days after Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord pursuant to this Section 20.2, Landlord will notify Tenant of its election to do one of the following: (a) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (b) refuse such consent, which refusal shall be on reasonable grounds; or (c) terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord, which termination shall be effective as of the proposed Transfer Date. If Landlord exercises its option to terminate this Lease with respect to only a portion of the Premises following Tenant’s request for Landlord’s approval of the proposed sublease of such space, Landlord shall be responsible, at Landlord’s sole cost and expense, for the construction of any demising wall necessary to separate such space from the remainder of the Premises.

20.3       Additional Conditions; Excess Rent. A condition to Landlord’s consent to any Transfer will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord, an original of Landlord’s standard consent form executed by both Tenant and the proposed Transferee. In addition, Tenant shall pay to Landlord as Additional Rent within thirty (30) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder, fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of any Transfer which exceeds, in the aggregate, (i) the total Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) for the applicable period, plus (ii) any reasonable brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer, which commissions and fees shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such assignment or sublease, and plus (iii) any reasonable costs actually incurred by Tenant to sublease the Premises or assign this Lease, including tenant improvement costs, rental abatement or relocation expenses actually paid by Tenant. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, and as a condition precedent to Landlord’s consideration of the proposed assignment or sublease, Tenant agrees to pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus Landlord’s reasonable attorneys’ and paralegal fees and other costs incurred by Landlord in reviewing such proposed assignment or sublease (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise) not to exceed Two Thousand Five Hundred Dollars ($2.5000.00). Acceptance of the Five Hundred Dollar ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and/or paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

20.4       Reasonable Disapproval. Without limiting in any way Landlord’s right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to a Transfer if, in Landlord’s reasonable opinion: (a) the proposed Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the Term; (b) the net worth or financial capabilities of a proposed assignee is less than that of Tenant and each guarantor of this Lease, if any, or the proposed assignee or subtenant does not have the financial capability to fulfill the obligations imposed by the Transfer; (c) the proposed Transferee is an existing tenant of the Facility or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Facility; (d) the proposed Transferee is a governmental entity; (e) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (f) the proposed Transfer involves a change of use of the Premises or would violate any exclusive use covenant to which Landlord is bound; (g) the Transfer would likely result in significant increase in the use of the parking areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; or (h) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix for the Facility.

                 20.5       No Release. No Transfer, occupancy or collection of rent from any proposed Transferee shall be deemed a waiver on the part of Landlord, or the acceptance of the Transferee as Tenant and no Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay Rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in Default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in Default under this Lease. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease. To the extent the Premises are located in California, Tenant hereby waives (for itself and all persons claiming under Tenant) the provisions of Civil Code Section 1995.310.

20.6       Permitted Transfers. Notwithstanding the provisions of Section 20.1 above to the contrary, provided that Tenant is not then in default, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (each, a “Permitted Transferee”), provided that: (a) Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee described in Section 20.2 above; (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or in the case of a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion) pursuant to an assignment and assumption agreement (or a sublease, as applicable) reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (c) each guarantor of this Lease executes a reaffirmation of its guaranty in form satisfactory to Landlord; (d) the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (i) the date of execution of this Lease, or (ii) the date immediately preceding the proposed Transfer, whichever is greater; (e) Tenant remains fully liable under this Lease; (f) the use of the Premises is pursuant to Section 1.10 of this Lease; (g) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Article 20 and will not violate any exclusive use covenant to which Landlord is bound; and (h) with respect to a subletting only, Tenant and such Permitted Transferee execute Landlord’s standard consent to sublease form; and (i) Tenant is not in Default under this Lease.

ARTICLE 21 - SURRENDER AND HOLDING OVER

21.1       Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises and exclusive possession of the Premises to Landlord broom clean and in good condition and repair, reasonable wear and tear excepted (and casualty damage excepted), with all of Tenant’s personal property, electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (to be removed in accordance with the National Electric Code and other applicable Laws) and those items, if any, of Alterations identified by Landlord pursuant to Section 13.2, removed therefrom and all damage caused by such removal repaired. Tenant shall have no obligation to remove the initial Tenant Improvements upon the expiration or sooner termination of the Lease. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property and Alterations identified by Landlord for removal pursuant to Section 13.2, Landlord may, (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable Law; and/or (b) upon ten (10) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable Law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

21.2       Holding Over. Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all Additional Rent under this Lease), but at a Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease. This Section 21.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. Tenant shall be liable, and shall pay to Landlord within ten (10) days after demand, for all losses incurred by Landlord as a result of such holdover, and shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any such holdover tenancy, including without limitation, any claim for damages made by a succeeding tenant. Tenant’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Lease. The foregoing provisions of this Section 21.2 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise at law or in equity.

ARTICLE 22 - DEFAULTS

                 22.1       Tenant’s Default. The occurrence of any one or more of the following events shall constitute a “Default” under this Lease by Tenant:

a.       the vacation or abandonment of the Premises by Tenant. “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in Default of any other provision of this Lease;

b.       the failure by Tenant to make any payment of Rent, Additional Rent or any other payment required to be made by Tenant hereunder, where such failure continues for three (3) business days after written notice thereof from Landlord that such payment was not received when due; provided that if Landlord provides two (2) or more notices of late payment within any twelve (12) month period relating to Base Monthly Rent, then the third failure of Tenant to make any payment of Base Monthly Rent when due in the twelve (12) month period following the second (2nd) such notice shall be an automatic Default without notice from Landlord;

c.       the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that it may be cured but more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord; or

d.       A general assignment by Tenant or any guarantor or surety of Tenant’s obligations hereunder (“Guarantor”) for the benefit of creditors;

e.       The filing of a voluntary petition in bankruptcy by Tenant or any Guarantor, the filing by Tenant or any Guarantor of a voluntary petition for an arrangement, the filing by or against Tenant or any Guarantor of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of Tenant or any Guarantor, said involuntary petition remaining undischarged for a period of one hundred twenty (120) days;

f.       Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of thirty (30) days after the levy thereof;

g.       Death or disability of Tenant or any Guarantor, if Tenant or such Guarantor is a natural person, or the failure by Tenant or any Guarantor to maintain its legal existence, if Tenant or such Guarantor is a corporation, partnership, limited liability company, trust or other legal entity.

Any notice sent by Landlord to Tenant pursuant to this Section 22.1 shall be in lieu of, and not in addition to, any notice required under any applicable Law.

ARTICLE 23 - REMEDIES OF LANDLORD

23.1       Landlord’s Remedies; Termination. In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity (including, without limitation, the remedies of Civil Code Section 1951.4 and any successor statute or similar Law, which provides that Landlord may continue this Lease in effect following Tenant’s breach and abandonment and collect rent as it falls due, if Tenant has the right to sublet or assign, subject to reasonable limitations), Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by applicable Law. If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant: (a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: the total unamortized sum of any Abated Amount (amortized on a straight line basis over the initial Term of this Lease), tenant improvement costs; attorneys’ fees; brokers’ commissions; any costs required to return the Premises to the conditioned required at the end of the Term; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, and any other items which Tenant is required under this Lease to remove but does not remove; plus (e) all other monetary damages allowed under applicable Law.

As used in Sections 23.1(a) and 23.1(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in the Summary. As used in Section 23.1(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant hereby waives for Tenant and all those claiming under Tenant all right now or hereafter existing including, without limitation, any rights under California Code of Civil Procedure Sections 1174 and 1179 and Civil Code Section 1950.7 to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

                 23.2       Landlord’s Remedies; Continuation of Lease; Re-Entry Rights. In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity. Landlord shall also have the right to (a) continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, and (b) with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by applicable Law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.2, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Notwithstanding any reletting without termination by Landlord because of any Default, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

23.3       Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. In the event of any Default by Tenant, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act as required to cure such Default on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefor as Additional Rent.

23.4       Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Article 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Article 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.5       Costs Upon Default and Litigation. Tenant shall pay to Landlord and its Mortgagees as Additional Rent all the expenses incurred by Landlord or its Mortgagees in connection with any Default by Tenant hereunder or the exercise of any remedy by reason of any Default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its Mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its Mortgagees, Tenant, at its expense, shall provide Landlord and/or its Mortgagees with counsel approved by Landlord and/or its Mortgagees and shall pay all costs incurred or paid by Landlord and/or its Mortgagees in connection with such litigation.

ARTICLE 24 - ENTRY BY LANDLORD

          Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term or during any Default by Tenant, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building, the Facility or the Property, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of Rent. In exercising such entry rights, Landlord shall endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with reasonable advance notice (oral or written) of such entry (except in emergency situations and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord. Notwithstanding the foregoing, nothing herein shall be construed to permit Landlord to restrict Tenant from utilizing any portion of the Premises for any extended period of time in the exercise of such rights.

ARTICLE 25 - LIMITATION ON LANDLORD’S LIABILITY

              Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including as to any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual members, managers, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual members, managers, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Facility, and no other assets of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Property. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Facility, the Property and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

ARTICLE 26 - SUBORDINATION

          Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building, the Facility or the Property (collectively referred to as a “Mortgage”); provided, however, that this Lease shall not be subordinate to any Mortgage first arising after the date of this Lease, unless and until Landlord provides Tenant with an agreement from the holder of the Mortgage (the “Mortgagee”) of the type normally provided by commercial lenders in Southern California (“Non-Disturbance Agreement”), setting forth that so long as Tenant is not in Default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. This clause shall be self-operative, but no later than ten (10) business days after written request from Landlord or any holder of a Mortgage (each, a “Mortgagee” and collectively, “Mortgagees”), Tenant shall execute a commercially reasonable subordination agreement so long as such agreement does not otherwise increase Tenant’s obligations or diminish Tenant’s rights hereunder and so long as such agreement include the provisions commonly contained in a Non-Disturbance Agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. No later than ten (10) business days after written request by Landlord or any Mortgagee, Tenant shall, without charge, attorn to any successor to Landlord’s interest in this Lease. Tenant hereby waives its rights under any current or future Law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Should Tenant fail to sign and return any such documents within said ten (10) business day period, and Tenant again fails to sign and deliver any such statement or instrument within five (5) business days after Tenant’s receipt of written notice that Tenant failed to deliver such statement or instrument within the foregoing ten (10) business day period, Tenant shall be in Default hereunder. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to provide a commercially reasonable subordination, non-disturbance and attornment agreement for the benefit of Tenant from the current Mortgagee of the Property within ninety (90) days following the mutual execution of this Lease.

ARTICLE 27 - ESTOPPEL CERTIFICATE

          Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit F attached hereto. Any such estoppel certificate delivered pursuant to this Article 27 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Property, as well as their assignees. Tenant’s failure to deliver such estoppel certificate following an additional five (5) business day cure period after notice shall constitute a Default hereunder. Tenant’s failure to deliver such certificate within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s Rent has been paid in advance.

ARTICLE 28 – INTENTIONALLY OMITTED

ARTICLE 29 - MORTGAGEE PROTECTION

          If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Facility or the Property, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within thirty (30) days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure).

ARTICLE 30 - QUIET ENJOYMENT

              Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of Rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Facility. Tenant acknowledges and agrees that this Lease is subject to the effect of covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way and any other matters or documents of record, including but not limited to the REA, as the same may be amended from time to time and the effect of any zoning laws of the City, County and State where the Facility is situated. Tenant agrees (i) that as to its leasehold estate, Tenant, and all persons in possession or holding under Tenant, will conform to and will not violate the terms of the REA or other said matters of record; (ii) that this Lease is and shall be subordinate to the REA and any amendments or modifications thereto; and (iii) that nothing in this Lease provides Tenant with any rights under the REA as a Party (as that term is defined in the REA) or otherwise.

ARTICLE 31 - MISCELLANEOUS PROVISIONS

31.1       Broker. Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than the Brokers specified in the Summary. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any other brokers claiming to have represented Landlord in connection with this Lease. The foregoing indemnities shall survive the expiration or earlier termination of this Lease. Landlord shall pay to the Brokers the brokerage fee, if any, pursuant to a separate written agreement between Landlord and Brokers.

31.2       Governing Law. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Facility is located. Venue for any litigation between the parties hereto concerning this Lease or the occupancy of the Premises shall be initiated in the county in which the Premises are located. Tenant shall comply with all governmental and quasi-governmental laws, ordinances and regulations applicable to the Facility, the Property and/or the Premises, and all rules and regulations adopted pursuant thereto and all covenants, conditions and restrictions applicable to and/or of record against the Facility and/or the Property, including, without limitation that certain Construction, Operation and Reciprocal Easement Agreement by and between Crow Winthrop Operating Partnership and Crow Winthrop Development Limited Partnership at the time it was recorded on July 30, 1985 as Instrument No. 85-279768 in the Official Records of Orange County, California, (the “REA”), as the same may hereafter be amended (individually, a “Law” and collectively, the “Laws”).

31.3       Successors and Assigns. Subject to the provisions of Article 25 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Article 20, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

31.4       No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

31.5       Professional Fees. If either Landlord or Tenant should bring suit (or alternate dispute resolution proceedings) against the other with respect to this Lease, including for unlawful detainer, forcible entry and detainer, or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party, including any and all costs incurred in enforcing, perfecting and executing such judgment and all reasonable costs and attorneys’ fees associated with any appeal.

31.6       Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

31.7       Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

31.8       Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor.

31.9       Business Day. A “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service and reference to 5:00 p.m. is to the time zone of the recipient. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Lease during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.

31.10       Payments and Notices. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to

Tenant at the address(es) designated in the Summary, or to Landlord at the address(es) designated in the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by e-mail transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.

31.11       Prior Agreements; Amendments. This Lease, including the Summary and all Exhibits attached hereto, contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

31.12       Separability. The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

31.13       Recording. Neither Landlord nor Tenant shall record this Lease or a short form memorandum of this Lease.

31.14       Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

31.15       Financial Statements. Upon ten (10) business days prior written request from Landlord (which Landlord may make at any time during the Term including in connection with Tenant’s exercise of any Option(s) in this Lease, but no more often than once in any calendar year, other than in the event of a Default by Tenant during such calendar year or the exercise of any Option in such calendar year, when such limitation shall not apply), Tenant shall deliver to Landlord for review by Landlord and by Landlord’s accountants, investors and prospective purchasers and lenders: (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Landlord covenants and agrees not to disclose any information regarding Tenant’s financial statements to any parties other than its accountants, investors, purchasers, and lenders to keep all of Tenant’s financial information confidential. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

31.16       No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

31.17       Force Majeure. If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, inclement weather including rain, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delay(s)”), then performance of such act shall be excused for the period of such Force Majeure Delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 31.17 shall not apply to nor operate to excuse Tenant from the payment of Monthly Base Rent, or any Additional Rent or any other payments strictly in accordance with the terms of this Lease.

31.18       Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. Signatures and initials required in this document may be executed via “wet” original handwritten signature or initials, or via electronic signature or mark, which shall be binding on the parties as originals, and the executed signature pages may be delivered using pdf or similar file type transmitted via electronic mail, cloud based server, e-signature technology or other similar electronic means, and any such transmittal shall constitute delivery of the executed document for all purposes of this Lease.

31.19       Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, shareholders, members, managers, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Facility or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

31.20       Tenant’s Authority. If Tenant executes this Lease as a partnership, corporation or limited liability company, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Facility is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf; and (c) this Lease is binding upon Tenant in accordance with its terms. Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing such qualification, organization, existence and authorization within ten (10) business days after Landlord’s request. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

31.21       Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.22       No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until the final lease has been approved by any and all Mortgagee(s) and it has been executed by Landlord and delivered to Tenant.

31.23       Options and Rights in General. Any option (each an “Option” and collectively, the “Options”), including without limitation, any option to extend, option to terminate, option to expand, right to lease, right of first offer, and/or right of first refusal, granted to Tenant is personal to the original Tenant executing this Lease or a Permitted Transferee and may be exercised only by the original Tenant executing this Lease while occupying the entire Premises and without the intent of thereafter assigning this Lease or subletting the Premises or a Permitted Transferee and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease or a Permitted Transferee. The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in Default under the terms of this Lease as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, or (ii) Tenant has sublet all or more than fifty percent (50%) of the Premises except pursuant to a Permitted Transfer. Each Option granted to Tenant, if any, is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

31.24       Light, Air and View. No diminution of light, air or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

31.25       No Offer. THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION DOES NOT CONSTITUTE AN OFFER TO LEASE, OR A RESERVATION OF, OR OPTION FOR, THE PREMISES. THIS DOCUMENT BECOMES EFFECTIVE AND BINDING ONLY UPON THE EXECUTION AND DELIVERY HEREOF BY THE PROPER REPRESENTATIVE OF LANDLORD AND BY TENANT. UNTIL SUCH TIME AS DESCRIBED IN THE PREVIOUS SENTENCE, EITHER PARTY IS FREE TO TERMINATE NEGOTIATIONS WITH NO OBLIGATION TO THE OTHER.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the date first above written.

Tenant:

ALTERYX, INC., a Delaware corporation

By:	/s/ Dean Stoecker

Name:	Dean Stoecker

Title:	CEO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Landlord:

LBA IV-PPI, LLC, a Delaware limited liability company

By:	LBA IV-PPI Holding, LLC, a Delaware limited liability company, its Sole Member and Manager

	By:	LBA IV Park Place, LP a Delaware limited partnership, its Manager

		By:	LBA IV PP GP, LLC, a Delaware limited liability company, its General Partner

			By:	/s/ Steven R. Briggs

			Name:	Steven R. Briggs

			Title:	Authorized Signatory

For LBA Office Use Only: Prepared & Reviewed by:	/s/ LBA IV-PPI, LLC

EXHIBIT A

PREMISES FLOOR PLAN

SUITE 400

Exhibit A-1

EXHIBIT A – 1

GLASS STOREFRONT LOCATION

Exhibit A-1

EXHIBIT A – 2

EYEBROW SIGN LOCATION

RESIDENTIAL TOWERS
PARKING STRUCTURE #1
SERVICE AREA
3355 MICHELSON
FUTURE DEVELOPMENT
3333 MICHELSON
3353 MICHELSON
3351 MICHELSON
3349 MICHELSON
LOOP RD.
AC MARRIOTT HOTEL
FOUNTAIN COURT
ALTERYX eyebrow sign location
PLAZA DECK
3347 MICHELSON
3345 MICHELSON
SARES REGIS APARTMENTS SUMMER 2017
PARKING STRUCTURE #6
PARKING STRUCTURE #5

St.JosephHealth
alteryx

RENDERING
SCALE: NTS

ALTERYX	EYEBROW SIGN	15-0000	10.21.15	J839

Exhibit A-2

EXHIBIT A – 3

PARKING STRUCTURE PS6 SIGN PANEL LOCATION

PARK PLACE
TENANT NAME
TENANT NAME
TENANT NAME
TENANT NAME
TENANT NAME

TOWERS
PARKING STRUCTURE #1
SERVICE AREA
3355 MICHELSON
3351 MICHELSON
3333 MICHELSON
3353 MICHELSON
FOUNTAIN COURT
MARRIOTT HOTEL SUMMER 2018
PS6 Signage
PLAZA DECK
3347 MICHELSON
3345 MICHELSON
SARES REGIS APARTMENTS SUMMER 2017
PARKING STRUCTURE #6
PRINCE ST.
PARKING STRUCTURE #5
MICHELSON DR.

Exhibit A-3

EXHIBIT A – 4

MONUMENT SIGN LOCATION

Exhibit A-4

EXHIBIT A – 5

IDENTITY SIGNAGE LOCATIONS

PARK PLACE - ST. JOSEPH HEALTH | DIRECTIONAL FEATURE WALL | 16-0000 | 11.05.16 | JB3D

Exhibit A-5

EXHIBIT A – 5

IDENTITY SIGNAGE LOCATIONS (CONT.)

Exhibit A-6

EXHIBIT A – 5

IDENTITY SIGNAGE LOCATIONS (CONT.)

3345
New Tenant Name 400
St. Joseph Health 450

3345
New Tenant Name 400
St. Joseph Health 450

PARK PLACE - ST. JOSEPH HEALTH | DIRECTIONAL SIGNS | 15-0000 | 11/05/15 | JB3D

Exhibit A-7

EXHIBIT B

PARK PLACE PROJECT SITE PLAN

Exhibit B-1

EXHIBIT C

WORK LETTER

(ALLOWANCE)

1.       TENANT IMPROVEMENTS. As used in the Lease and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below).

2.       WORK SCHEDULE. Landlord and Tenant hereby approve of the work schedule (“Work Schedule”) attached hereto as Schedule 2 which sets forth the timetable for the planning and completion of the installation of the Tenant Improvements on or before the Estimated Commencement Date. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate; provided, however, the modified Work Schedule shall not modify any rights or remedies of Tenant under this Work Letter with respect to any delays in possession which shall nonetheless trigger from the Estimated Commencement Date set forth in Section 1.6 (subject to Tenant Delays and Force Majeure as set forth more fully in Section 7(c) below).

3.       CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: Donna Clark.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: Dean Stoecker.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease. Landlord’s Representative shall hold weekly construction meetings, shall notify Tenant’s Representative in advance of such meetings, and Tenant’s Representative shall have the right to attend all weekly construction meetings.

4.        TENANT IMPROVEMENT PLANS.

(a)       Preparation of Space Plans. Landlord and Tenant hereby approve the preliminary space plans for the layout of the Premises attached hereto as Schedule “1” (“Space Plans”). Landlord shall provide Tenant with a space planning allowance not to exceed $0.15 per rentable square foot of the Premises (i.e. $6,035.55 based on the Premises consisting of approximately 40,237 rentable square feet) (the “Space Planning Allowance”), to be applied against the cost to prepare the initial test fit plan and one (1) revision, which will be payable within thirty (30) days of invoice by Tenant with evidence of invoice by Tenant’s architect or space planner of such costs. The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. The Space Planning Allowance is in addition to the Allowance as defined in Section 5(a) below.

(b)       Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will be submitted to the parties for approval and to Tenant for signature to confirm that they are consistent with the Space Plans. If either party reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, the parties agree to advice one another in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, subject to Section 4(c) below, Tenant’s architect shall redesign the Final Plans incorporating the revisions reasonably requested so as to make the Final Plans consistent with the Space Plans. Landlord shall pay Tenant’s architect for the cost of the preparation of the Final Plans using the Allowance.

(c)       Requirements of Tenant’s Final Plans. Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be consistent with the Building standards set forth in writing by Landlord (the “Standards”) or of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable Laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building and the Facility, as determined by Landlord in its reasonable but subjective discretion.

(d)       Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s reasonable approval, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans

Exhibit C-1

no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Tenant hereby acknowledges that any such changes will be subject to the terms of Sections 7 and 8 below. Landlord’s approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with Laws.

(e)       Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f)       Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will competitively bid the Final Plans to a minimum of three (3) contractors (one of which shall be chosen by Tenant) and thereafter submit to Tenant a copy of the bids. The bids shall be based upon a Stipulated Sum Contract with the contractor and shall include a written estimate of the cost to complete the Tenant Improvement Work (the “Work Cost”), which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises is located (the “Work Cost Estimate”). Landlord and Tenant shall jointly select the contractor based upon the final bids received. Once the contractor has been selected, Tenant will either approve the Work Cost Estimate or disapprove specific items and/or value engineer the Work Cost Estimate, and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess, as Additional Rent, within five (5) business days after Tenant’s approval of the Work Cost Estimate. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within five (5) business days thereafter.

5.       PAYMENT FOR THE TENANT IMPROVEMENTS.

(a)       Allowance. Landlord hereby grants to Tenant an Allowance as referenced in the Summary. The Allowance is to be used only for:

(i)       Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect, engineers and consultants.

(ii)       The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii)       Construction of the Tenant Improvements, including, without limitation, the following:

(aa)       Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb)       All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc)       The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hours air conditioning;

(dd)       Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee)       All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff)       All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg)       Testing and inspection costs;

(hh)       Fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements; and

(ii)       Landlord’s construction management fee of three percent (3%) of the total costs of the Tenant Improvements.

Exhibit C-2

(iv)       All other costs to be expended by Landlord in the construction of the Tenant Improvements, including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Facility for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical [including heating, ventilating and air conditioning systems] and electrical distribution systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).

(b)       Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance (except those matters covered by the Space Planning Allowance). If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including the fee for Landlord’s contractor and Landlord’s standard three percent (3%) fee for the construction manager associated with the supervision of such excess work prior to the commencement of construction within five (5) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). Except as set forth in Section 5(e) below, the Allowance shall not be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.

(c)       Changes. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto including the fee for Landlord’s contractor and Landlord’s standard three percent (3%) fee for the construction manager associated with the supervision of such changes or substitutions are to be paid by Tenant to Landlord within five (5) business days after invoice therefor. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above, or if the change would unreasonably delay construction of the Tenant Improvements and the Commencement Date of the Lease.

(d)       Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase including the fee for Landlord’s contractor and Landlord’s standard three percent (3%) fee for the construction manager associated with the supervision of such additional work within five (5) business days after Landlord’s written notice; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e)       Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease unless Tenant has paid for excess costs as described in Sections 5(b), 5(c) or 5(d), in which case the unused Allowance may be applied toward such excess cost amounts and paid to Tenant. Notwithstanding the foregoing, Tenant shall have the right to apply a portion of the unused Allowance in the amount of up to $7.00 per rentable square foot of the Premises (i.e., up to $281,659.00, based on the Premises consisting of approximately 40,237 rentable square feet) (i) to reimburse Tenant for Tenant’s reasonable expenses for out-of-pocket moving and relocation costs, and/or (ii) to reimburse Tenant for the procurement and installation of furniture, fixtures and equipment in the Premises, provided that Tenant submits to Landlord notice of such election and/or, if applicable, copies of contracts, receipts, invoices and other back-up documentation reasonably requested by Landlord evidencing such moving, furniture, fixtures and equipment costs (collectively, the “Cost Documentation”), if at all, within thirty (30) days following the Commencement Date. Landlord shall not apply any unused portion of the Allowance as a credit against Monthly Base Rent nor reimburse Tenant for any costs for which Tenant fails to submit Cost Documentation submitted by Tenant after the thirtieth (30th) day following the Commencement Date.

6.       CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant’s approval of the Work Cost Statement described in Section 4(f) above and upon Tenant’s payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 8 below) and Force Majeure Delays (as described in Section 9 below).

7.       COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a)       Commencement Date. The Term of the Lease will commence on the date (the “Commencement Date”) which is the earlier of: (i) the date Tenant moves into the Premises to commence operation of its business in all or any portion of the Premises; or (ii) the date the Tenant Improvements have been “substantially completed” (as defined below); provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 8 below, then the Commencement Date as would otherwise have been established pursuant to this Section 7(a)(ii) will be accelerated by the number of days of such Tenant Delays.

(b)       Substantial Completion; Punch-List. For purposes of Section 7(a)(ii) above, the Tenant Improvements will be deemed to be “substantially completed” when Landlord: (a) is able to provide Tenant with reasonable access to the Premises and (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter, other than minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Premises. Within ten (10) days after delivery of the Premises to Tenant, Tenant and Landlord will conduct a walk-through inspection of the Premises and prepare a

Exhibit C-3

written punch-list specifying those punch-list items which require completion, which items Landlord will thereafter diligently complete.

(c)       Delivery of Possession. Landlord agrees to deliver possession of the Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (b) above. The parties estimate that Landlord will deliver possession of the Premises to Tenant and the Term will commence on or before the Estimated Commencement Date set forth in Section 1.6 of the Summary. Landlord agrees to use its commercially reasonable efforts to cause the Premises to be substantially completed on or before the Estimated Commencement Date. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Estimated Commencement Date specified in Section 1.6 of the Summary, the Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom; provided, however, (i) if Landlord has not delivered the Premises to Tenant on or before the date that is sixty (60) days following the Estimated Commencement Date (subject to extension for Tenant Delays and Force Majeure Delays) (the “Outside Delivery Date”), then Tenant shall be entitled to one (1) day of abated Monthly Base Rent for each date following the Outside Delivery Date until and including the date Landlord actually delivers the Premises to Tenant with the Tenant Improvements substantially completed and (ii) if Landlord has failed to deliver the Premises within ninety (90) days following the Outside Delivery Date, Tenant shall have the right to terminate the Lease upon written notice to Landlord.

8.         TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter; (b) Tenant’s changes to Space Plans or Final Plans after Landlord’s approval thereof; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards (except and unless already approved in the Final Plans); (d) any delay of Tenant in making payment to Landlord for Tenant’s share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

9.         FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” means any actual delay in the construction of the Tenant Improvements, which is beyond the reasonable control of Landlord or Tenant, as the case may be, as described in Section 31.17 of the Standard Provisions.

10.       FREIGHT/CONSTRUCTION ELEVATOR. Landlord will, consistent with its obligation to other tenants in the Facility, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises, at no cost to Tenant.

Exhibit C-4

SCHEDULE “1” TO WORK LETTER

SPACE PLANS

Exhibit C-5

SCHEDULE 2 TO WORK LETTER

WORK SCHEDULE

Alteryx | Park Place Irvine

Work Letter – Construction Schedule

3345 Michelson Drive, Suite 400 & 490

Scope	Responsibility	Dates
IA released on test fit	IA/LBA	Complete
Test fit complete	IA/Alteryx	12/04
Lease executed	Alteryx/LBA	12/11
IA to start DD	IA/Alteryx	12/14 – 01/01
IA to start CDs	IA/Alteryx	01/04 – 01/29
*Alteryx to provide prompt feedback
Architectural background plans to MEP engineers	IA/PDA	01/11 – 01/29
Architectural and MEP plan submittal to City for	IA/Alteryx	02/01 – 03/04
permit processing & issue to GCs for bidding
Final bids due from three (3) GCs	GCs	02/01 – 02/15
LBA to provide spreadsheet to Alteryx for GC bid review	LBA	02/17
Alteryx value engineering and pricing review	Alteryx	02/15 – 02/19
Overage payment due to LBA – if applicable	Alteryx	02/26
City to issue permit – estimated	City of Irvine	03/04
Start Construction	GC/LBA	03/07 – 06/01
*Pending City issue of permit
Tenant gains access 30 days prior to occupancy	Alteryx	05/09 – 06/01
Construction Complete	GC	06/01
*Pending lead times on materials

Exhibit C-6

EXHIBIT D

NOTICE OF LEASE TERM DATES

Date:

To:

Re:	dated (“Lease”) by and between , a (“Landlord”), and , a (“Tenant”) for the premises commonly known as, (“Premises”).

Dear:

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

•	That Tenant has accepted and is in possession of the Premises and acknowledges the following:

•	Term of the Lease:

•	Commencement Date:

•	Expiration Date:

•	Rentable Square Feet:

•	Tenant’s Percentage of Facility: %

•	That in accordance with the Lease, rental payments will/has commence(d) on and rent is payable in accordance with the following schedule:

Months	Monthly Base Rent
00/00/0000 – 00/00/0000	$00,000.00
00/00/0000 – 00/00/0000	$00,000.00
00/00/0000 – 00/00/0000	$00,000.00

•	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease.

•	Your rent checks should be made payable to:

ACCEPTED AND AGREED

TENANT:

a

By:
Print Name:
Its:

LANDLORD:

a

By:
Print Name:
Its:

Exhibit D-1

EXHIBIT E

ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to                                          (“Landlord”), and                                         , as follows:

1. Attached hereto is a true, correct and complete copy of that certain Lease dated                     , between Landlord and Tenant (the “Lease”), for the premises commonly known as                                          (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2. The term of the Lease commenced on             ,         .

3. The term of the Lease is currently scheduled to expire on             ,         .

4. Tenant has no option to renew or extend the Term of the Lease except:                     .

5. Tenant has no preferential right to purchase the Premises or any portion of the Building/Premises except:                                         .

6. The Lease has: (Initial One)

(    ) not been amended, modified, supplemented, extended, renewed or assigned.

(    ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:                     .

7. Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:                     .

8. The current Base Rent is $        ; and current monthly parking charges are $        .

9. The amount of security deposit (if any) is $        . No other security deposits have been made.

10. All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11. All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full except                     .

12. As of the date hereof, Tenant is not aware of any defaults on the part of Landlord under the Lease except                     .

13. As of the date hereof, there are no defaults on the part of Tenant under the Lease.

14. Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

15. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

16. All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

17. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

18. Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

The foregoing certification is made with the knowledge that                      is about to [fund a loan to Landlord or purchase the Facility from Landlord], and that                      is relying upon the representations herein made in [funding such loan or purchasing the Facility].

Dated:             ,         .

“TENANT”

By:
Print Name:
Its:

Exhibit E-1

EXHIBIT “F”

RULES AND REGULATIONS

1.       Except as otherwise provided in the Lease or any exhibits thereto, no sign, placard, picture, advertisement, name or notice visible from the exterior of the Premises shall be inscribed, painted, displayed, printed or affixed on or to any part of the outside or inside of the Facility without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice, unless Landlord has given written consent, without notice to and at the expense of Tenant. Landlord shall not be liable in damages for such removal unless the written consent of Landlord had been obtained. All approved signs or lettering on doors and walls to the Premises shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person approved by Landlord in a manner and style acceptable to Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Facility on the office floors. Tenant shall conform to such signage guidelines. Tenant shall not use any blinds, shades, awnings, or screens in connection with any window or door of the Premises unless approved in writing by Landlord. Tenant shall use the Facility Standard window covering specified by Landlord and Landlord reserves the right to disapprove interior improvements visible from the ground level outside the Facility on wholly aesthetic grounds. Such improvements must be submitted for Landlord’s written approval prior to installation, or Landlord may remove or replace such items at Tenant’s expense.

2.       Except as otherwise provided in the Lease or any exhibits thereto, Tenant shall not obtain for use upon the Premises, food, milk, soft drinks, bottled water, plant maintenance or any other services, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. Messenger services and suppliers of bottled water, food, beverages, and other products or services shall be subject to commercially reasonable regulations as may be adopted by Landlord. Landlord may establish a central receiving station in the Facility for delivery and pick up by all messenger services, and may limit delivery and pick up at the Premises to Facility personnel. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

3.       The bulletin board or directory of the Facility shall be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom and otherwise limit the number of listings thereon.

4.       The sidewalks, halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways shall not be obstructed by any tenants nor used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, shopping malls, escalators, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Facility and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. No tenant and no employees or invitees of any tenant shall go upon the roof of the Facility.

5.       Landlord will furnish Tenant, free of charge, two keys to each door lock in the Premises. Landlord may assess a commercially reasonable charge for any additional keys. Tenant shall not have any keys made. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without the prior consent of Landlord. If Landlord’s consent is so obtained, Tenant shall in each case furnish Landlord with a key for any lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord the parking and security access cards issued to Tenant and all keys of offices, rooms and toilet rooms which shall have been furnished to Tenant or which Tenant shall have made, and in the event of loss of any access cards or keys so furnished, shall pay Landlord therefor. Tenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Premises without the written consent of Landlord.

6.       The toilet rooms, toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant who, or whose employees or invitees, shall have caused it.

7.       Tenant shall not use the Premises in any manner which exceeds the floor load capacity of the floor on which the Premises are located or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof. Without limiting the generality of the preceding sentence, Tenant agrees not to exceed a maximum floor live load of one hundred twenty-five pounds (125 lbs.) per square foot of Rentable Area within the Premises to within twenty (20) feet inside the curtain wall. The remainder of the floor in the Premises is not to exceed seventy-five pounds (75 lbs.) per square foot of Rentable Area within the Premises.

        8.       No furniture, packages, supplies, merchandise, freight or equipment which cannot be hand carried shall be brought into the Facility without the consent of Landlord. All moving of the same into or out of the Facility shall be via the Facility’s freight handling facilities, unless otherwise directed by Landlord, at such time and in such manner as Landlord shall prescribe. No hand trucks or vehicles (other than a wheelchair for an individual) shall be used in passenger elevators. Any hand trucks permitted in the Facility must be equipped with soft rubber tires and side guards.

9.       The freight elevator shall be available for use by Tenant in the Facility, subject to commercially reasonable scheduling as Landlord deems appropriate. The persons employed to move equipment in or out of the

Exhibit F-1

Facility must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Facility and also the times and manner of moving the same in and out of the Facility. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Facility by moving or maintaining any such safe or other property shall be repaired by the expense of Tenant. Tenant’s business machines and mechanical equipment shall be installed, maintained and used so as to minimize vibration and noise that may be transmitted to the Facility structure or beyond the Premises.

10.       Tenant shall not use the Premises in any manner which would injure or annoy, or obstruct or interfere with the rights of other tenants or occupants of the Facility.

11.       Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord no person or persons other than those approved by Landlord shall be permitted to enter the Facility for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or other person. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include shampooing of carpets or rugs or moving of furniture or other special services. Janitor service will not be furnished on nights when rooms are occupied after [6:00 p.m.] Window cleaning shall be done only by Landlord.

12.       Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in any manner offensive or objectionable to Landlord or other occupants of the Facility by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals (other than as required for handicapped persons) or birds be brought in or kept in or about the Premises or the Facility.

13.       Other than heating and reheating in areas designed for such use, no cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the manufacture or storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purpose.

14.       Tenant shall not use or keep in the Premises or the Facility any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

15.       Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

16.       No Tenant shall lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord. The expenses of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

17.       Landlord reserves the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the halls, corridors, elevators and stairways in the Facility on Sundays and legal holidays and on other days between the hours of 7:00 p.m. and 7:00 a.m., and at such other times as Landlord may deem advisable for the adequate protection and safety of the Facility, its tenants and property in the Facility. Access to the Premises may be refused unless the person seeking access is known to the employee of the Facility in charge, and has a pass or is otherwise properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission or exclusion from the Facility of any person.

18.       Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Facility and must observe strict care and caution that all water apparatus and cooking facilities are entirely shut off before Tenant or Tenant’s employees leave the Facility, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage. For any failure or carelessness in this regard Tenant shall be responsible for any damage sustained to the Premises or by other tenants or occupants of the Facility or by Landlord.

19.       Tenant shall not use the Premises in any manner which would increase the amount of water typically furnished for office use, nor connect any appliance directly to the water pipes.

        20.       Landlord may refuse admission to the Facility outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Facility outside of ordinary business hours to register. Any person whose presence in the Facility at any time shall, in the sole judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Facility or its tenants may be denied access to the Facility or may be ejected therefrom. Landlord may require any person leaving the Facility with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of any tenant. Tenant shall be responsible for all persons for whom it authorizes access and shall be liable to Landlord for all acts of these persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Facility of any person. In the case of

Exhibit F-2

invasion, mob, riot, public excitement, or other circumstances rendering an action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Facility during the continuance of any such circumstance by any action Landlord deems appropriate.

21.       The requirements of Tenant shall be attended to only upon application at the office of the Facility. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from the Landlord.

22.       No person shall be allowed to transport or carry (except for individual, personal consumption) beverages, food, food containers, smoking objects, etc., on any passenger elevators. The transportation of such items shall be via the service elevators in such manner as prescribed by Landlord.

23.       Tenants shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing the window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system and shall not place bottles, machines, parcels or other articles on the induction unit enclosure, intake or other vents so as to interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

24.       Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street addresses of the buildings of which the Premises are a part.

25.       Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Facility or its desirability as a location for offices, and upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.

26.       Canvassing, soliciting and peddling within the entire Park Place Project is prohibited unless specifically approved by Landlord and each tenant shall cooperate to prevent such activity. Except within the Premises, Tenant shall not solicit business or display merchandise within the Park Place Project or distribute handbills therein, or take any action that would interfere with the rights of other persons to use the Common Area without the prior written consent of Landlord.

27.       All parking ramps and areas plus other public areas forming a part of the Facility Property shall be under the sole and absolute control of Landlord with the exclusive right to regulate and control these areas. Tenant agrees to conform to the rules and regulations that may be established by Landlord for these areas from time to time.

28.       The Premises shall not be used for manufacturing or the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. No tenant shall occupy nor permit any portion of its premises to be occupied for the manufacture or sale of narcotics, liquor, or tobacco in any form, or as a barber or manicure shop. No tenant shall engage or pay any employees on its premises except those actually working for such tenant on its premises nor advertise for laborers giving an address at the premises or any other portion of the Park Place Project. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

29.       Tenant shall not conduct any auction, fire, bankruptcy, going out of business, liquidation or similar sales at the Park Place Project.

30.       Tenant shall not place any radio or television antennae, loudspeaker or other device on the roof of the Facility or on any exterior part of the Premises or the Facility Property.

31.       Except with the prior consent of Landlord, Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in the Premises, nor shall Tenant carry on, permit, or allow any employee of Tenant or other invitee to carry on the business of stenography, typewriting, or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Facility, nor shall the Premises of Tenant be used for manufacturing of any kind, or any business or activity other than that specifically provided for in Tenant’s Lease.

32.       No motorcycles or motor scooters shall be parked or stored anywhere in the Facility other than the Parking Structure, and no bicycles may be parked or stored anywhere in the Facility other than in designated facilities provided in the Parking Structure or the Common Area.

33.       Tenant shall store within the Premises only refuse or other material of a nature that may be disposed of in the ordinary and customary manner of removing and disposing of refuse in the City of Irvine without being in violation of any law or ordinance governing this disposal, and such refuse shall be placed in the refuse boxes or receptacles in the Premises. All refuse disposal shall be made only through entryways and elevators provided for these purposes and at the times Landlord shall designate.

34.       Tenant and Tenant’s employees and invitees are prohibited from smoking in the Facility. Smoking may be permitted by Landlord outside the Facility in special areas designated by Landlord.

35.       Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any particular tenant, so long as Tenant’s or any tenant’s use of the Premises is not adversely affected by the waiver, and no waiver by Landlord shall be construed as a waiver of the Rules and Regulations in favor of Tenant, nor prevent Landlord from later enforcing any of the Rules and Regulations against Tenant.

Exhibit F-3

36.       These Rules and Regulations are in addition to, and shall not be construed to modify or amend, in whole or in part, the terms, covenants, agreements, and conditions of any lease for premises in the Facility.

37.       Landlord reserves the right to make other commercially reasonable rules as Landlord judges may be needed for the safety, care, and cleanliness of the Facility, and for the preservation of good order, provided that Tenant’s use and occupancy of the Premises shall not be adversely affected by any other such rules.

Exhibit F-4

EXHIBIT “G”

PARKING RULES AND REGULATIONS

1.         Access to the Parking Structure is provided seven (7) days per week, twenty-four (24) hours per day; provided, however, Landlord reserves the right to establish a schedule of operations commensurate with the type of patronage and volume of business, which shall be determined by Landlord in its sole discretion.

2.         Automobiles must be parked entirely within stall lines on the pavement.

3.         All directional signs and arrows must be observed.

4.         The speed limit within the parking facilities is five (5) miles per hour. All vehicle operators will drive in a safe and careful manner so as to preclude damaging the parking facilities or other vehicles and property in the parking facilities, or injuring persons in the parking facilities or their general vicinity.

5.         Parking is prohibited in areas not striped for parking.

6.         Any Parking Device in the possession of an unauthorized holder is void.

7.         Parking area managers or attendants are not authorized to make or allow any exceptions to these Parking Rules and Regulations.

8.         Every person using the parking facilities at the Park Place Project is required to park and lock his own vehicle. It is understood that all vehicles enter the parking facilities at their own risk.

9.         Loss or theft of Parking Devices must be reported to Landlord immediately and a lost or stolen report must be filed by the person using the parking facilities at that time.

10.       Tenant shall not park any vehicles in the Parking Structure other than automobiles, motorcycles, four-wheeled trucks, motor driven or non-motor driven bicycles, provided that any such vehicle is not longer than a full-size, passenger automobile. Landlord reserves the right to reasonably allocate parking areas according to use by full-size and compact vehicles.

11.       Tenant acknowledges that its employees and the employees of other tenants of the Facility may be excluded from the use of certain parking areas in the parking facilities which may from time to time be designated for patrons of the Facility. Tenant and its employees shall park their vehicles only in those areas of the parking facilities designated by Landlord for the purpose of employee parking.

12.       The driveways, passages, exits, entrances, elevators and stairways shall not be obstructed by anyone using the parking facilities for any purpose other than ingress to and egress from his or her parking location. Landlord shall in all cases retain the right to control and prevent access to the parking facilities by all persons whose presence in the reasonable judgment of Landlord shall be prejudicial to the safety, character, reputation and interest of the Facility, the Park Place Project, and their tenants. No person using the parking facilities shall go into any unauthorized location so designated within such parking facilities.

13.       Each parking facility customer, upon termination of his or her stay in the parking facility, shall either utilize a Parking Device to exit the parking facility or shall deliver to the parking facilities operators located at the exits of the facility, the parking ticket and appropriate compensation for the use of the facilities as designated by the rate structure.

14.       Monthly parking customers shall pay for their Parking Devices on or before the third working day of the month. Upon termination as a monthly customer, the customer shall deliver to Landlord or the parking facilities operator all cards, stickers, or other means of identification that allow access to the parking facilities.

15.       No furniture, packages (excluding small hand-carried packages), supplies, merchandise, freight or equipment of any kind shall be brought in the parking facilities without the consent of Landlord or parking facilities operator. All moving of such items into or out of the Facility shall be via the Facility’s freight handling facilities unless otherwise directed by Landlord at such reasonable time and in such reasonable manner as Landlord shall prescribe. No hand trucks or vehicles (other than a wheelchair for an individual) shall be used in the Parking Structure elevators. Any hand trucks permitted in the Parking Structure must be equipped with soft rubber tires and sideguards.

16.       Parking Structure customers shall not use, keep or permit to be used or kept any foul, noxious or dangerous substance in the Parking Structure or permit or suffer the Parking Structure to be occupied and/or used in any manner offensive or objectionable to Landlord or other occupants of the Parking Structure by reason of noise, odors, and/or vibrations, or interfere in any way with other Parking Structure customers or those having business therein, nor shall any animals or birds be brought in or kept in or about the Parking Structure (other than as required for handicapped persons).

17.       Landlord and the parking facilities operator reserve the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the parking facilities on Sundays and legal holidays and all other days between the hours of 7:00 p.m. and 7:00 a.m. and at other times as Landlord may deem advisable for the

Exhibit G-1

adequate protection and safety of the parking facilities, their occupants and property; provided that bona fide holders of Parking Devices shall have access at all times to the parking facilities. Access to the parking facilities may be refused unless the person seeking access agrees to abide by the rules established and pay for his stay in accordance with the rate structure. Landlord shall in no case be liable for damage or any error with regard to the admission or exclusion from the parking facilities of any person.

18.       Landlord or the parking facilities operator may refuse admission to the parking facilities outside of ordinary business hours of any person not known to the attendant in charge (or who does not possess adequate Facility identification) or any person whose presence in the parking facilities shall in the reasonable judgment of Landlord or the parking facilities operator be prejudicial to the safety, character, reputation and interest of the parking facilities or the Facility.

19.       All vehicles shall have a maximum vertical clearance of 6’ 8”, and vehicles of a larger size shall not be allowed into the Parking Structure.

20.       Tenants in the Facility are obligated to pay for Parking Devices allocated to them under lease arrangements whether or not such tenants plan to use the allocated Parking Devices.

21.       Tenant shall acquaint its employees with these Parking Rules and Regulations and use its best effort to cause its employees to comply with the same.

Exhibit G-2

EXHIBIT “H”

FORM OF LETTER OF CREDIT

Number:

Issue Date:

BENEFICIARY	APPLICANT

Beneficiary Name	Applicant Name
Address	Address
City, State Zip	City, State Zip
Attention:

LETTER OF CREDIT ISSUE AMOUNT USD	EXPIRY DATE:

LADIES AND GENTLEMEN:

AT THE REQUEST AND FOR THE ACCOUNT OF THE ABOVE REFERENCED APPLICANT, WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT (THE “LETTER OF CREDIT”) IN YOUR FAVOR IN THE AMOUNT OF USD AMOUNT IN NUMBERS (AMOUNT IN WORDS UNITED STATES DOLLARS) AVAILABLE WITH US AT OUR ABOVE OFFICE BY PAYMENT AGAINST PRESENTATION OF THE FOLLOWING DOCUMENTS:

1. A DRAFT DRAWN ON US AT SIGHT MARKED “DRAWN UNDER                          STANDBY LETTER OF CREDIT NO.                         .”

2. THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND ANY AMENDMENTS THERETO.

3. BENEFICIARY’S SIGNED AND DATED STATEMENT WORDED AS FOLLOWS (WITH THE INSTRUCTIONS IN BRACKETS THEREIN COMPLIED WITH):

“THE UNDERSIGNED, AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY (“BENEFICIARY”) OF                          LETTER OF CREDIT NO.          CERTIFIES THAT THE AMOUNT OF THE DRAFT ACCOMPANYING THIS STATEMENT REPRESENTS THE AMOUNT DUE TO BENEFICIARY PURSUANT TO AND IN CONNECTION WITH THAT CERTAIN LEASE DATED [INSERT DATE] BETWEEN BENEFICIARY NAME AND APPLICANT NAME (AS SUCH LEASE MAY BE AMENDED, RESTATED OR REPLACED).”

THIS LETTER OF CREDIT EXPIRES AT OUR ABOVE OFFICE ON [INSERT MONTH, DAY, AND YEAR]. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT SUCH EXPIRATION DATE SHALL BE DEEMED AUTOMATICALLY EXTENDED, WITHOUT WRITTEN AMENDMENT, FOR ONE YEAR PERIODS TO [INSERT SAME MONTH AND DAY, BUT NOT YEAR] IN EACH SUCCEEDING CALENDAR YEAR, UNLESS AT LEAST [INSERT NUMBER IN FIGURES] DAYS PRIOR TO SUCH EXPIRATION DATE WE SEND WRITTEN NOTICE TO YOU AT YOUR ADDRESS ABOVE BY OVERNIGHT COURIER OR REGISTERED MAIL THAT WE ELECT NOT TO EXTEND THE EXPIRATION DATE OF THIS LETTER OF CREDIT BEYOND THE DATE SPECIFIED IN SUCH NOTICE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE EXTENDED BEYOND [INSERT MONTH, DAY, AND YEAR] WHICH WILL BE CONSIDERED THE FINAL EXPIRATION DATE. ANY REFERENCE TO A FINAL EXPIRATION DATE DOES NOT IMPLY THAT WE ARE OBLIGATED TO EXTEND THE EXPIRATION DATE BEYOND THE INITIAL OR ANY EXTENDED DATE THEREOF.

UPON OUR SENDING YOU SUCH NOTICE OF THE NON-EXTENSION OF THE EXPIRATION DATE OF THIS LETTER OF CREDIT, YOU MAY ALSO DRAW UNDER

Exhibit H-1

THIS LETTER OF CREDIT, ON OR BEFORE THE EXPIRATION DATE SPECIFIED IN SUCH NOTICE, BY PRESENTATION OF THE FOLLOWING DOCUMENTS TO US AT OUR ABOVE ADDRESS:

1. A DRAFT DRAWN ON US AT SIGHT MARKED “DRAWN UNDER                      STANDBY LETTER OF CREDIT NO.                     .”

2. THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND ANY AMENDMENTS THERETO.

3. BENEFICIARY’S SIGNED AND DATED STATEMENT WORDED AS FOLLOWS (WITH THE INSTRUCTIONS IN BRACKETS THEREIN COMPLIED WITH):

“THE UNDERSIGNED, AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY (“BENEFICIARY”) OF                                                   LETTER OF CREDIT NO.                         , HEREBY CERTIFIES THAT BENEFICIARY HAS RECEIVED NOTIFICATION FROM WELLS FARGO BANK, N.A. THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED PAST ITS CURRENT EXPIRATION DATE. THE UNDERSIGNED FURTHER CERTIFIES THAT (I) AS OF THE DATE OF THIS STATEMENT, BENEFICIARY HAS NOT RECEIVED A LETTER OF CREDIT OR OTHER INSTRUMENT ACCEPTABLE TO IT AS A REPLACEMENT; AND (II) BENEFICIARY HAS NOT RELEASED APPLICANT NAME FROM ITS OBLIGATIONS TO BENEFICIARY IN CONNECTION WITH THAT CERTAIN LEASE DATED [INSERT DATE] BETWEEN BENEFICIARY NAME AND APPLICANT NAME (AS SUCH LEASE MAY BE AMENDED, RESTATED OR REPLACED).”

MULTIPLE AND PARTIAL DRAWING(S) ARE PERMITTED UNDER THIS LETTER OF CREDIT; PROVIDED, HOWEVER, THAT THE TOTAL AMOUNT OF ANY PAYMENT(S) MADE UNDER THIS LETTER OF CREDIT WILL NOT EXCEED THE TOTAL AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE TRANSFEREE AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF SUCH TRANSFER. ANY SUCH TRANSFER MAY BE EFFECTED ONLY THROUGH WELLS FARGO BANK, N.A. AND ONLY UPON PRESENTATION TO US AT OUR PRESENTATION OFFICE SPECIFIED HEREIN OF A DULY EXECUTED TRANSFER REQUEST IN THE FORM ATTACHED HERETO AS EXHIBIT A, WITH INSTRUCTIONS THEREIN IN BRACKETS COMPLIED WITH, TOGETHER WITH THE ORIGINAL OF THIS LETTER OF CREDIT AND ANY AMENDMENTS THERETO. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL OF THIS LETTER OF CREDIT, AND WE SHALL DELIVER SUCH ORIGINAL TO THE TRANSFEREE. THE TRANSFEREE’S NAME SHALL AUTOMATICALLY BE SUBSTITUTED FOR THAT OF THE BENEFICIARY WHEREVER SUCH BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT. ALL CHARGES IN CONNECTION WITH ANY TRANSFER OF THIS LETTER OF CREDIT ARE FOR THE APPLICANT’S ACCOUNT.

WE ARE SUBJECT TO VARIOUS LAWS, REGULATIONS AND EXECUTIVE AND JUDICIAL ORDERS (INCLUDING ECONOMIC SANCTIONS, EMBARGOES, ANTI-BOYCOTT, ANTI-MONEY LAUNDERING, ANTI-TERRORISM, AND ANTI-DRUG TRAFFICKING LAWS AND REGULATIONS) OF THE U.S. AND OTHER COUNTRIES THAT ARE ENFORCEABLE UNDER APPLICABLE LAW. WE WILL NOT BE LIABLE FOR OUR FAILURE TO MAKE, OR OUR DELAY IN MAKING, PAYMENT UNDER THIS LETTER OF CREDIT OR FOR ANY OTHER ACTION WE TAKE OR DO NOT TAKE, OR ANY DISCLOSURE WE MAKE, UNDER OR IN CONNECTION WITH THIS LETTER OF CREDIT (INCLUDING, WITHOUT LIMITATION, ANY REFUSAL TO TRANSFER THIS LETTER OF CREDIT) THAT IS REQUIRED BY SUCH LAWS, REGULATIONS, OR ORDERS.

WE HEREBY ENGAGE WITH YOU THAT EACH DEMAND PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF

Exhibit H-2

CREDIT WILL BE DULY HONORED IF PRESENTED TOGETHER WITH THE DOCUMENTS SPECIFIED IN THIS LETTER OF CREDIT AT OUR OFFICE LOCATED AT                                          ON OR BEFORE THE ABOVE STATED EXPIRY DATE, OR ANY EXTENDED EXPIRY DATE IF APPLICABLE.

THIS IRREVOCABLE STANDBY LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING IS INDEPENDENT OF AND SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCE TO ANY DOCUMENT, CONTRACT OR AGREEMENT REFERENCED HEREIN OTHER THAN THE STIPULATED ICC RULES AND GOVERNING LAWS.

CANCELLATION PRIOR TO EXPIRATION: YOU MAY RETURN THIS LETTER OF CREDIT TO US FOR CANCELLATION PRIOR TO ITS EXPIRATION PROVIDED THAT THIS LETTER OF CREDIT IS ACCOMPANIED BY YOUR WRITTEN AGREEMENT TO ITS CANCELLATION. SUCH WRITTEN AGREEMENT TO CANCELLATION SHOULD SPECIFICALLY REFERENCE THIS LETTER OF CREDIT BY NUMBER, CLEARLY INDICATE THAT IT IS BEING RETURNED FOR CANCELLATION AND BE SIGNED BY A PERSON IDENTIFYING THEMSELVES AS AUTHORIZED TO SIGN FOR YOU.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

Very Truly Yours,

Exhibit H-3

EXHIBIT “I”

INTENTIONALLY OMITTED

Exhibit I-1

EXHIBIT “J”

SAN JOAQUIN MARSH INFORMATION

Adjacent to Park Place is a unique marsh wetlands habitat which is managed by the University of California Natural Reserve System. The San Joaquin Marsh (“Marsh”) is considered a valuable open space and scenic resource in the City of Irvine and is planned to remain a balanced ecological system in perpetuity. As outlined in this Exhibit “J”, the Marsh contains plant and animal life that are carefully protected by various local, State, and federal resource agencies. Other information in this Exhibit “J” addresses marsh related health and safety issues that all tenants, residents and day care facility patrons of Park Place should understand.

Over the last several decades, urban uses have been developing adjacent to the Marsh habitat and an urban environment has been introduced into an area where only open space previously existed. Consequently, the tenants and residents of Park Place and other developments located adjacent to the Marsh are exposed to conditions that are natural to the Marsh but also present potential health risks to humans. These risks are significantly reduced and monitored by County agencies and are also minimized by a number of Marsh enhancement programs designed to improve Marsh quality.

The figure provided below illustrates the relationship of the San Joaquin Marsh to Park Place and other local features in Irvine.

San Joaquin Marsh is a regionally significant freshwater marsh and is one of the few remaining freshwater marsh habitats in Orange County. The Marsh, maintained and partially owned by the University of California (south of Campus Drive), and partially owned by The Irvine Company (north of Campus Drive) is a 400± acre open space and natural wildlife habitat. Excellent examples of lowland riparian and regionally limited freshwater marsh habitats are present, most of which have been set aside as part of the University of California National Reserve System.

Freshwater marsh habitat supports a great diversity of wildlife. The San Joaquin Marsh is most important to resident and migratory waterfowl and shorebirds, which either breed here or are found in very high numbers during the spring and fall migration periods. The Marsh also contains habitat that still supports most of the amphibian, reptile and mammalian species typical of rural Southern California (including deer, bobcats and coyotes).

Three rare/endangered species can be found using the Marsh. These species include light-footed clapper rail, California least tern and the Belding’s savannah sparrow. In addition, the least Bell’s vireo and Swainson’s hawk have been sighted in the Marsh on several occasions.

Additional information regarding the San Joaquin Freshwater Marsh can be obtained from the Marsh Steward, University of California Natural Reserve System (714) 856-6031. Tours of the Marsh can also be arranged through the Marsh Steward.

Vectors

        Due to the large surface area of standing water within the Marsh, The San Joaquin Marsh is a breeding habitat for numerous mosquito species. Two mosquito species which have been identified in the Marsh represent a potential health threat to the surrounding human population: Culex tarsalis, potential carrier and transmitter of the encephalitis virus, and Anopheles freeborni, potential carrier and transmitter of the malaria virus. In addition, a third species, Culex erythrothorax, are common to the Marsh. These species are most active during the mosquito breeding season from May to October. There is no record of any virus transmission to human due to mosquitoes breeding in the Marsh. It should be noted, however, that infants and small children (up to 3 to 4 years old) have a higher mortality rate than adults in cases where encephalitis virus is transmitted. Although children staying at the day care facility will be playing in outdoor areas, their play time normally occurs during the day time hours and not during evening hours when the Culex tarsalis is the most active. Persons seeking additional information on mosquito-transmitted viruses are encouraged to call the Orange County Vector Control District at (714) 971-2421.

Lyme Disease

Due to the rural nature of the Marsh, it is a potential habitat for ticks. Ticks are known carriers of Lyme disease. This represents a potential health threat to the surrounding population. Extensive investigation of this

Exhibit J-1

potential health threat has not been conducted in the Marsh. However, in one investigation, ticks analyzed from the Marsh were not carriers of Lyme Disease.

Vector Control

The Orange County Vector Control District currently conducts chemical spraying of the Marsh three days a week during the mosquito breeding cycle. Chemicals used in the spraying are sprayed from a truck on roads surrounding the Marsh. Chemicals used in the spraying are currently limited to a chemical known as “Scourge SBP-1382”. The chemical is non-persistent and degrades in sunlight.

Tenants of the Park Place site are encouraged to avoid the Marsh during and after spraying. A microbiological control agent called Bti is also applied at various times in the Marsh and is distributed in pellet form by hand. Bti is most effective on Culex and least effective on Anopheles freeborni. The following indicates the approximate application frequency of these agents:

•	Scourge is applied to adulticide the mosquito population in the Marsh ponds an average of three nights per week between March and October.

•	Bti is applied in the former Duck Club ponds approximately 2-3 times per month from October to April.

According to the Vector Control District, neither Bti nor Scourge is harmful to humans at the levels and frequency currently applied in the Marsh. These controls are highly effective in controlling target species (mosquitoes), but are extremely safe to humans. In addition, the Vector Control District only applies these controls during favorable atmospheric conditions thus confining the control agents to the immediate marsh locality.

Wetland Fires

San Joaquin Marsh currently supports high density vegetation. This vegetation is not routinely cleared and, although the probability is low, it represents a potential fire hazard. Vegetation which is dry in the summer months and has the potential to support a wetland fire include cattails, willows and ruderal grasses.

Precautions to Preserve the Marsh

The following precautions and prohibitions are recommended for the protection and safety of Park Place residents and tenants, as well as to minimize disturbances to the Marsh wildlife and habitat.

•	Recognize and obey the signs along the Marsh perimeter that restrict unauthorized access into the Marsh.

•	Do not enter the Marsh unless you have obtained permission from the Marsh Steward. Permission can be obtained from the University of California Natural Reserve System by calling (714) 856-6031.

•	Ownership of dogs, cats and birds is prohibited at Park Place in order to prevent disruption of the native Marsh wildlife. Please do not keep these pets in your home.

•	Tenants of Park Place are discouraged from walking along the edge of the Marsh, especially in the evening hours during the mosquito breeding cycle (usually May to October).

•

Lit cigarettes have the capability to start a wetland fire within the Marsh. Broken glass may also cause damage to the Marsh. Extreme caution should be used to ensure the long range preservation of the Marsh.

Exhibit J-2

EXHIBIT “K”

TRANSPORTATION MANAGEMENT PLAN

Commuting In Irvine

Traffic congestion and smog present serious problems to our quality of life throughout Southern California. That’s why the City of Irvine continues to:

1.       Develop and operate the Irvine Transportation Center which links bus and commuter train services;

2.       Develop a convenient network of both bicycle and hiking/equestrian trails;

3.       Provide park-and-ride facilities where residents can catch a bus or meet other carpoolers for their commute to work; and

4.       Participate in the planning of Orange County’s potential urban rail project.

The City of Irvine also encourages each of us to contribute to a reduction in traffic congestion and air pollution and an improved quality of life by considering how we commute to and from work. Provided below is information on several of the alternatives available in the City.

Carpooling

Whether on a daily or part-time basis, sharing your commute with a neighbor or friend (or two!) can make the journey less expensive and more fun. If you need help in finding a partner, Southern California Rideshare offers ride-matching services. After you complete a commuter survey, they will provide you a list of potential carpool partners who have similar commutes. Further information may be requested from Southern California Rideshare by calling 1-800-COMMUTE. If you are an employee of a company within the Irvine Spectrum area, call the Irvine Spectrum Transportation Management Association (Spectrumotion) at 949-753-1287 or log on to www.72share.com for additional information on commute options.

Vanpooling

In some circumstances, it may be possible to join or form a vanpool, especially when you live more than 15 miles from work. Some employers may operate vanpools for their employees and those of surrounding businesses. You may want to check with your employer. If there is not a vanpool available through your employer, there are commercial vanpool companies that offer customized vehicles for lease. The commute distance determines monthly fares. If you are an employee of a company within the Irvine Spectrum area, call the Irvine Spectrum Transportation Management Association (Spectrumotion) at 949-753-1287 or log on to www.72share.com for additional information on commute options.

Employer Commuter Services

Large employers throughout the Los Angeles Air Basin must comply with the South Coast Air Quality Managements District’s (SCAQMD) Rule 2202. Many of these employers offer incentives to employees who find an alternative to driving to work alone. For more information on your company’s program, see your Employee Transportation Coordinator (ETC). If you are an employee of a company within the Irvine Spectrum area, call the Irvine Spectrum Transportation Management Association (Spectrumotion) at 949-753-1287 or log on to www.72share.com for additional information on commute options.

Park-And-Ride Facilities

There are currently four (4) park-and-ride facilities in Irvine provided by the City, Orange County Transportation Authority (OCTA), and Caltrans:

1.       Heritage Park - Walnut Avenue at Yale Avenue;

2.       Shepard of Peace Lutheran Church in University Park - Culver Drive south of Michelson Drive;

3.       Carlson Avenue in the Irvine Business Complex - between Michelson Drive and Campus Drive, east of Jamboree Rod; and

4.       Jeffrey Road at the Santa Ana (1-5) Freeway - Jeffrey Road at the extension of Walnut Avenue.

These Facilities are provided as a convenient location to park your car at no cost when you catch a bus or meet a carpool/vanpool.

Exhibit K-1

Public Transit Buses

The OCTA provides the majority of the bus services in Orange County including bus routes serving the City of Irvine. Bus routes and schedules change. For specific information regarding routes and schedules, call OCTA at 714-636-RIDE or log on to www.octa.net.

Commuter Rail Service

Metrolink provides regularly scheduled commuter rail service through the Irvine Transportation Center (train station) located in the Irvine Spectrum on the comer of Barranca Parkway and Ada Street at 15125 Barranca Parkway. All Metrolink tickets include the fare for OCTA’s Rail Feeder service.

Five (5) commuter trains provide service between Oceanside and Los Angeles and beyond. This service operates northbound on weekday mornings and southbound in the evening.

Three (3) commuter trains connect commuters living in Riverside and San Bernardino operating into Irvine in the morning and back in the evening. In addition, there is a single morning train leaving Irvine to Riverside and San Bernardino and returning in the early afternoon.

With a Metrolink ticket or pass, the fare is free for one bus ride leaving and one bus ride returning to the station. The Orange County Transportation Authority (OCTA) offers Orange County Metrolink passengers one free transfer connection on any OCTA bus leaving and returning to the station on the same day of travel.

For specific information regarding routes, schedules and fares, call OCTA at 714-636RIDE or log on to www.ocia.net or Metrolink at 800-371-LINK or log on to www.metrolinktrains.com. Speech and hearing impaired customers may call 800-6984TDD.

Amtrak Service

Amtrak provides service seven (7) days a week between San Diego and Los Angeles through the Irvine Transportation Center. Connections to all other Amtrak system destinations are made through the Los Angeles Union Station. Amtrak information is available from the Irvine Amtrak agent at 9949-753-9713 or at Amtrak’s national office at 800-USA-RAIL or log on to www.amtrakcalifornia.com.

Trail Networks

The city or Irvine provides a complete network of on-street and off-street bicycle trails and hiking/equestrian trails. In addition to recreational uses, those who choose to cycle or to walk to work may use these trails.

More Information

If you would like further information regarding alternative transportation opportunities, contact the Employee Transportation Coordinator at your workplace. You may also obtain information from any of the centers listed above. If you are an employee of a company within the Irvine Spectrum area, call the Irvine Spectrum Transportation Management Association (Spectrumotion) at 949-753-1287 or log on to www.72share.com for additional information on commute options.

Exhibit K-2

EXTENSION OPTION

RIDER NO. 1 TO LEASE

This Rider No. 1 is made and entered into by and between LBA IV-PPI, LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.       Landlord hereby grants to Tenant one (1) option (the “Extension Options”) to extend the Term of the Lease for one (1) additional period of five (5) years (the “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall initially be equal to the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2.       The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease. Provided Tenant has properly and timely exercised the Extension Option, the then current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above, and except that the number of remaining Extension Options (if any) shall be reduced by one.

Rider No. 1 - 1

FAIR MARKET RENTAL RATE

RIDER NO. 2 TO LEASE

This Rider No. 2 is made and entered into by and between LBA IV-PPI, LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.       The term “fair market rental rate” as used in this Rider and any Rider attached to the Lease means the annual amount per square foot, projected for each year of the Option Term (including annual adjustments), that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Orange County Airport area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Facility may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar buildings. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.       Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3.       (a)  Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Orange County Airport area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within ten (10) business days after the Outside Agreement Date.

(b)       The two (2) appraisers so appointed shall within ten (10) business days after the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)       The three (3) appraisers shall within ten (10) business days after the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such ten (10) business day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)       The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within ten (10) business days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as

Rider No. 2 - 1

set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e)       If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Orange County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for either party.

(f)       The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)       If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable Option Term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Lease confirming the terms of the decision.

Rider No. 2 - 2